Exhibit 10.4
Execution Version

FOURTH AMENDED AND RESTATED EXCHANGE AGREEMENT
by and among
ATLAS TOP LLC,
ATLAS OCM HOLDINGS, LLC,
OAKTREE CAPITAL GROUP, LLC,
OCM HOLDINGS I, LLC,
OAKTREE NEW HOLDINGS, LLC,
OAKTREE AIF HOLDINGS II, LLC,
OAKTREE HOLDINGS, LTD.,
OAKTREE CAPITAL GROUP HOLDINGS, L.P.,
OAKTREE CAPITAL I, L.P.,
OAKTREE CAPITAL II, L.P.,
OAKTREE CAPITAL MANAGEMENT, L.P.,
OAKTREE CAPITAL MANAGEMENT (CAYMAN), L.P.,
OAKTREE AIF INVESTMENTS, L.P.,
OAKTREE INVESTMENT HOLDINGS, L.P.,
OCGH EXCHANGECO, L.P.,
the OCGH LIMITED PARTNERS,
solely for purposes of Section 5.17, BROOKFIELD CORPORATION
and
OTHER PARTIES JOINED HERETO FROM TIME TO TIME

Dated as of February 22, 2023

        i

        ii

Exhibits
Exhibit A – Extraordinary Items
Exhibit B – Illustrative Calculation of Current Equity Value
Exhibit C – Form of Atlas Note Purchase Agreement
Exhibit D – Form of ExchangeCo Note Purchase Agreement
Exhibit E – Registration Rights Agreement
Exhibit F – Form of Call Agreement
Exhibit G – Form of Put Agreement
Exhibit H – Closed-End Funds
Exhibit I – Additional Payment Allocation

This FOURTH AMENDED AND RESTATED EXCHANGE AGREEMENT (the “Agreement”), dated as of February 22, 2023, is by and among Atlas Top LLC, a Delaware limited liability company (“Brookfield”), Atlas OCM Holdings, LLC, a Delaware limited liability company (“Atlas OCM”), Oaktree Capital Group, LLC, a Delaware limited liability company (“Oaktree”), OCM Holdings I, LLC, a Delaware limited liability company (“OCM Holdings”), Oaktree New Holdings, LLC, a Delaware limited liability company (“Oaktree LLC”), Oaktree AIF Holdings II, LLC, a Delaware limited liability company (“Oaktree AIF”), Oaktree Holdings, Ltd., a Cayman Islands exempted company (“Oaktree Ltd.”), Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), OCGH ExchangeCo, L.P., a Delaware limited partnership (“ExchangeCo”), the OCGH Limited Partners (as defined below), the OpCos (as defined below), solely for purposes of Section 5.17, Brookfield Corporation (formerly known as Brookfield Asset Management Inc.), a corporation amalgamated under the laws of the Province of Ontario (“BN”), and other parties joined hereto from time to time pursuant to Section 5.3. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed thereto in Section 1.1.
WHEREAS, BN, Berlin Merger Sub, LLC, Oaktree and the other parties thereto entered into an Agreement and Plan of Merger, dated as of March 13, 2019 (as the same may be amended, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Berlin Merger Sub, LLC merged with and into Oaktree (the “Merger”) with Oaktree continuing as the surviving company in accordance with the terms set forth in the Merger Agreement;
WHEREAS, OCGH is an owner of OpCo Units;
WHEREAS, on the terms and subject to the conditions set forth herein, in the OCGH Partnership Agreement, any Oaktree equity ownership plan (pursuant to which Former Oaktree Units were issued) and any other arrangements between OCGH and the limited partners of OCGH, each limited partner of OCGH has the right to sell or exchange his or her vested OCGH Units, at Brookfield’s option (except as set forth herein): (i) to Brookfield in exchange for cash, (ii) to Brookfield in exchange for Class A Shares, (iii) to Brookfield in exchange for Atlas Notes, (iv) to OCGH in exchange for ExchangeCo Units or (v) a combination of the foregoing;
WHEREAS, on the terms and subject to the conditions set forth herein and in the OCGH Partnership Agreement, OCGH shall redeem the OCGH Units acquired by Brookfield or cancel the OCGH Units acquired by OCGH, as applicable, in an Exchange and, in exchange therefore, shall distribute to Brookfield the Equivalent OpCo Units that correspond to the redeemed or canceled OCGH Units;
WHEREAS, on the terms and subject to the conditions set forth herein, immediately upon the distribution of the Equivalent OpCo Units by OCGH to Brookfield, a number of Class B OCG Units and Class B AOH Units held by OCGH equal to the number of Equivalent OpCo Units delivered to Brookfield shall be automatically canceled without any further action by any party;
WHEREAS, the parties intend that (i) each Exchange for cash, Class A Shares, Atlas Notes, or a combination of the foregoing, consummated hereunder be treated for U.S. federal income tax purposes as a taxable sale of OCGH Units by an OCGH Limited Partner to Brookfield and (ii) each Exchange for ExchangeCo Units consummated hereunder (and any distributions on the ExchangeCo Units received in such Exchange) be treated as a distribution pursuant to Section 731 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”);

WHEREAS, the parties executed an Exchange Agreement, dated as of May 25, 2007 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended and restated in its entirety by the execution of an Amended and Restated Exchange Agreement, dated as of March 28, 2008 (the “First Amended Agreement”);
WHEREAS, the First Amended Agreement was amended and restated in its entirety by the execution of a Second Amended and Restated Exchange Agreement, dated as of March 29, 2012 (the “Second Amended Agreement”);
WHEREAS, the Second Amended Agreement was amended and restated in its entirety by the execution of a Third Amended and Restated Exchanged Agreement, dated as of September 30, 2019 (the “Third Amended Agreement”);
WHEREAS, Section 5.12 of the Third Amended Agreement provides that the Third Amended Agreement may be amended, modified or waived at any time in writing by agreement of Brookfield, Oaktree and OCGH without the approval or consent of any other party (unless such amendment, modification or waiver would adversely affect in any material respect any OCGH Limited Partner relative to all OCGH Limited Partners collectively as a group); and
WHEREAS, Brookfield, Oaktree and OCGH desire to amend and restate the Third Amended Agreement in a manner that does not adversely affect in any material respect any OCGH Limited Partner relative to all OCGH Limited Partners collectively as a group.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Brookfield, Oaktree and OCGH hereby agree to amend and restate the Third Amended Agreement in its entirety as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“2018 10-K” means Oaktree’s Form 10-K for the year-ended December 31, 2018.
“Accelerated Former Oaktree Units” means any Former Oaktree Unit which has vested other than in connection with its original vesting schedule.
“Additional Payment” has the meaning set forth in Section 2.8.
“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the Person in question; provided that no Fund or portfolio company (or any investment vehicle through which any Fund holds its interest in a portfolio company) of any Oaktree Group Member or Brookfield Group Member shall be deemed to be an Affiliate of any Oaktree Group Member or Brookfield Group Member.
“Agreement” has the meaning set forth in the preamble to this Agreement.

“Aggregate Exchange Notice” has the meaning set forth in Section 2.1(a).
“AOH Operating Agreement” means the operating agreement of Atlas OCM, as it may be amended or modified from time to time.
“Ancillary Agreement” means the Registration Rights Agreement, an Atlas Note Purchase Agreement, an ExchangeCo Note Purchase Agreement, a Put Agreement or a Call Agreement and any agreements entered into pursuant to any of the foregoing.
“Applicable Maximum Amount” has the meaning set forth in Section 2.1(b)(ii).
“Atlas Note Minimum Amount” means an amount equal to the product of (x) the difference between (1) the aggregate Current Equity Value of all Cash/Share/Note Exchange Units in a given Exchange and (2) the aggregate U.S. federal income tax basis of all such Exchanged Units (determined without taking into account any Partnership liabilities attributed to any Exchanged Units) assuming, for this purpose, that all such Exchanged Units have a U.S. federal income tax basis equal to the U.S. federal income tax basis of the Exchanged Unit with the lowest U.S. federal income tax basis, as determined in good faith by OCGH and reported to Brookfield, with reasonable back-up calculations, no later than the day that is twenty (20) days following the end of the applicable Open Period, it being understood that the result of this clause (2) shall not be less than zero, and (y) the maximum combined U.S. federal state and local income tax rate applicable to dispositions of OCGH Units, as determined in good faith by OCGH and reported to Brookfield for an individual subject to tax in Los Angeles, California or New York City, New York (whichever is higher).
“Atlas Note Purchase Agreement” means a note agreement substantially in the form attached as Exhibit C hereto.
“Atlas Notes” means the Atlas Notes as described in and issuable by Brookfield under the Atlas Note Purchase Agreement.
“Atlas OCM” has the meaning set forth in the preamble to this Agreement.
“BAM” means Brookfield Asset Management Ltd.
“Bankruptcy Event” means the date on which BN or Brookfield makes any bankruptcy filing or declaration of insolvency or consents to the appointment of a receiver, liquidator, assignee, custodian or trustee for the purpose of winding up the affairs of BN or Brookfield.
“Base Date” means February 28, 2019.
“Base Fee Earnings” means for any fiscal year, without duplication, (a) the aggregate of (i) all management fees, Specified Performance Fees (but excluding any other performance based fees), asset management fees, administrative fees, transaction fees or similar fees, earned by any Oaktree Group Member (in each case, grossed up for any fee offsets to the extent such fee offsets (x) are also included as an expense or (y) are not otherwise included as an increase to Base Fee Earnings as a result of any other sub-clause of this clause (a)), calculated in a manner consistent with the line item entitled “Management Fees” set forth on pages 98 and 99 of the 2018 10-K (the amounts under this clause (i) are collectively referred to as “Base Fees”), plus (ii) any amounts attributable to any Oaktree Group Member with respect to the interests of OCGH, OEP, Oaktree and Atlas OCM in the fee-related earnings of the type described in clause (i) above, calculated including any depreciation and amortization, of DL Capital or other investment managers, calculated in a manner consistent with such amount as captured within the line item entitled “Corporate investments” set forth on page 111 of the 2018 10-K (the amounts under this clause (ii) are collectively referred to as “Investment Fee-Related Earnings”), less (b) the aggregate of (i) compensation and benefits (excluding (x) equity issued in respect of compensation, (y) Compensation Expense Related to Incentive Income or compensation relating to Investment Income and (z) expenses in connection with the Brookfield Bonus Fund (as defined in the AOH Operating Agreement)), calculated in a manner consistent with the line item entitled “Compensation and benefits” set forth on page 98 of the 2018 10-K, (ii) Stock Based Compensation and (iii) general and administrative expenses (excluding depreciation and amortization), calculated in a manner consistent with the line item entitled “General and administrative” set forth on page 98 of the 2018 10-K. The items referenced in this definition shall be calculated using the Historic Principles, subject to only those adjustments described on Exhibit A. For the avoidance of doubt and notwithstanding the foregoing, Base Fee Earnings shall (x) not include revenue attributable to Investment Income, Incentive Income or total other income (calculated in a manner consistent with the line items entitled “Other income (expense), net” and “Interest expense, net of interest income” set forth on page 98 of the 2018 10-K) and (y) be reduced by the value of the Brookfield Proportionate Reduction.
“Beneficially Own” has the meaning ascribed to such term in the Oaktree Operating Agreement; provided that notwithstanding anything to the contrary in the Oaktree Operating Agreement, all OCGH Units transferred pursuant to Permitted Control Released Transfers (as defined in the OCGH Partnership Agreement) shall be deemed not to be “Beneficially Owned” by the Permitted Oaktree Holders for purposes of this Agreement.
“Blackout Period” means a quarterly or other trading “blackout period” imposed as a matter of corporate or employment policy by BN or any of its Affiliates that restricts the ability of an OCGH Limited Partner from freely trading its Class A Shares.
“BNRE Group Member” means (i) Brookfield Reinsurance Ltd. (collectively with its affiliates, “Brookfield Reinsurance”) and (ii) any investment funds, accounts or vehicles controlled or managed by Brookfield Asset Management Reinsurance Advisor LLC or Brookfield Reinsurance. For the avoidance of doubt, references in this Agreement to affiliates of Brookfield Reinsurance do not include any Brookfield Group Member.
“Brookfield” has the meaning set forth in the preamble to this Agreement.
“Brookfield Base Fee Portion” means the percentage of the Base Fees included in the calculation of Base Fee Earnings for any fiscal year that are attributable, either directly or indirectly, to any BNRE Group Member, as a result of an investment (i) made by or on behalf of any BNRE Group Member or (ii) by any Fund or similar investment vehicle that is managed or controlled by any BNRE Group Member. For illustrative purposes only, if the aggregate Base Fees included in Base Fee Earnings was $1,000, and the portion of such Base Fees attributable to BNRE Group Members was $50, then the Brookfield Base Fee Portion would be 5%.
“Brookfield Group” means BN, BAM and their respective Affiliates (other than, for the avoidance of doubt, (i) OCGH, (ii) OEP and (iii) until the expiration of the Initial Period, Oaktree, Atlas OCM or any of their respective subsidiaries, or any OpCo).
“Brookfield Group Member” means any member of the Brookfield Group.
“Brookfield Net Incentives Portion” means the percentage of Aggregate Incentives Created included in the calculation of Net Incentives Created for any fiscal year that are attributable, either directly or indirectly, to any BNRE Group Member, as a result of an investment (i) made by or on behalf of any BNRE Group Member or (ii) by any Fund or similar investment vehicle that is managed or controlled by any BNRE Group Member. For illustrative purposes only, if the total Aggregate Incentives Created for a particular fiscal year was $1,200, and the portion of such fees attributable to BNRE Group Members was $60, then the Brookfield Net Incentives Portion would be 5%. For the avoidance of doubt, the Brookfield Net Incentives Portion may be a negative number.
“Brookfield OpCo Units” has the meaning set forth in Section 4.1(a).
“Brookfield Proportionate Reduction” means (a) in the case of the definition of Base Fee Earnings, an amount equal to the product of (i) the total Base Fee Earnings (without regard, for the avoidance of doubt, to clause (y) in the last sentence of such definition) less the Investment Fee-Related Earnings for the applicable fiscal year multiplied by (ii) 50% of the Brookfield Base Fee Portion for such period and (b) in the case of the definition of Net Incentives Created, an amount equal to the product of (i) the total Net Incentives Created (without regard, for the avoidance of doubt, to clause (y) in the last sentence of such definition) less the Investment Net Incentives Created for the applicable fiscal year multiplied by (ii) 50% of the Brookfield Net Incentives Portion for such period. For illustrative purposes only, if the total Base Fee Earnings for a fiscal year, without giving effect to clause (y) in the last sentence of the definition of Base Fee Earnings, was $400, Investment Fee-Related Earnings for a fiscal year was $40 and the Brookfield Base Fee Portion for such period was 5%, then the Brookfield Proportionate Reduction would be $9 (calculated as ($400-$40) x (0.5 x 5%)) and Base Fee Earnings would be $391.
“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks located in the State of New York or the Province of Ontario are authorized or required by law or other governmental action to close.
“Buyback Event” has the meaning set forth in Section 4.1(b).
“Buyback Notice” has the meaning set forth in Section 4.1(a).
“Buyback Right” has the meaning set forth in Section 4.1(a).
“Call Agreement” means a Call Agreement substantially in the form attached hereto as Exhibit F.
“Capital Distributions” means distributions made by OCGH in respect of the return of capital.
“Cash/Share/Note Exchange Units” has the meaning set forth in Section 2.1(c).
“Class A Shares” means Class A Limited Voting Shares of BN that comply with Section 3.1(c).
“Class A Units” has the meaning set forth in the Oaktree Operating Agreement.
“Class B AOH Unit” means a Class B Unit of Atlas OCM, as described in the AOH Operating Agreement.
“Class B OCG Unit” means a Class B Unit of Oaktree, as described in the Oaktree Operating Agreement.
“Class P Preferred Units” has the meaning set forth in the applicable OpCo Agreements.

“Client” has the meaning set forth in the Merger Agreement.
“Closed-End Base Date Assets Under Management” means (a) for each Closed-End Fund that is a Registered Fund that has elected to be treated as a business development company under the Investment Company Act or that is a collaterized loan obligation, the aggregate assets under management as of the Base Date for such Closed-End Fund, (b) for each other Closed-End Fund, the investment period of which has not terminated as of the Base Date, the aggregate capital commitments to such Closed-End Fund as of the Base Date, and (c) for each other Closed-End Fund, the investment period of which has terminated as of the Base Date, the aggregate capital contributions, the aggregate cost basis of investments held by such Closed-End Fund, or other aggregate amount, in each case, as of the Base Date, upon which investment advisory, investment management, subadvisory or other similar recurring fees for such Closed-End Fund are calculated, in each case excluding general partner capital commitments.
“Closed-End Funds” means each closed-end Company Fund (including, for this purpose, each Registered Fund that has elected to be treated as a business development company under the Investment Company Act and each collaterized loan obligation) as of the Base Date, other than any closed-end Company Fund that has had an event of dissolution or is scheduled to have an event of dissolution on or prior to December 31, 2019. All Closed-End Funds are set forth on Exhibit H.
“Closed-End Revenue Run-Rate” means, as of the Base Date, the aggregate annualized investment advisory, investment management, subadvisory or other similar recurring fees for all Closed-End Funds (but excluding any Incentive Income and Investment Income) payable to any OpCo or any subsidiary of an OpCo, determined by multiplying (a) the Closed-End Base Date Assets Under Management for each such Closed-End Fund as of the Base Date by (b) the applicable annual fee rate for such Closed-End Fund under the applicable Investment Advisory Arrangement as of the Base Date (not including any Incentive Income and Investment Income and net of any sub-advisory fees paid by any OpCo or any subsidiary of an OpCo to a Person that is not an OpCo or a subsidiary of an OpCo).
“Closing” has the meaning set forth in Section 2.2(b).
“Code” has the meaning set forth in the Recitals.
“Company Fund” has the meaning set forth in the Merger Agreement.
“Compensation Expense Related to Incentive Income” shall be calculated using the Historic Principles in a manner consistent with the line item entitled “Incentive income compensation expense” set forth on page 98 of the 2018 10-K.
“Competitive Business” means any business that is competitive with any portion of the Oaktree Strategy (including raising, organizing, managing or advising any fund or separate account having an investment strategy in any way competitive with any of the funds or separate accounts managed by any Oaktree Group Member).
“Competitor Acquisition Event” means the acquisition, directly or indirectly, of Control of BN or BAM by a Person that materially engages in a core business that is directly and materially competitive with a core Oaktree Strategy (regardless of the form of such transaction and whether in a single transaction or in a series of related transactions); provided that in no event shall a Competitor Acquisition Event be deemed to occur if, following any such transaction or transactions, each of the following is satisfied: (i) a majority of the Class B Limited Voting Shares of BN are owned, beneficially or otherwise, by individuals who were, immediately prior to the consummation of such acquisition, existing or former officers, directors and employees of BN or their respective Related Parties, (ii) a majority of the Class B Limited Voting Shares of BN continue to have the right to elect at least 50% of BN’s board of directors, and (iii) BN continues to have the right to nominate at least 50% of Brookfield Asset Management ULC’s board of directors, and each of the shareholders of Brookfield Asset Management ULC is required to take such actions in its power as necessary to cause those nominee directors to be elected to the board of directors.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Control Party” has the meaning set forth in Section 2.5(a).
“Convertible Phantom Units” means 9,621 “phantom equity” units of OCGH, which convert, upon vesting in accordance with their terms, into an equal number of OCGH Units.
“Current Equity Value” means, as of any Exchange Date, a value per OCGH Unit calculated as (i) Total Equity Value divided by F, (ii) reduced by Quarterly Distributions already paid in respect of such OCGH Unit and (iii) increased by the Ticking Fee on the net amount of the foregoing clauses (i) and (ii), where:
“F” is the total number of Common Units and Class P Common Units (each as defined in the OpCo Agreements) outstanding as of December 31 of the immediately preceding calendar year with respect to one OpCo (it being understood that all OpCos shall, with the exception of mirror preferred units at Oaktree Capital I, L.P., at all times have the same number and type of units outstanding at the same time);
provided that, for any Exchange Date occurring in fiscal years 2020 or 2021, the Current Equity Value in respect of any Exchangeable Unit that is a Former Oaktree Unit shall be equal to the sum of (x) $49.00 minus (y) the value of the Capital Distributions received from OCGH upon the vesting of such Former Oaktree Unit. An illustrative calculation of the Current Equity Value as of December 31, 2018 is attached hereto as Exhibit B.
“Current Equity Value Calculation” has the meaning set forth in Section 2.5(a).
“Dispute Notice” has the meaning set forth in Section 2.5(b).
“DL Capital” means, collectively, DoubleLine Capital LP, DoubleLine GP Holdings LP and each of their respective subsidiaries.
“Enforceability Exceptions” has the meaning set forth in Section 3.1(b).
“Equivalent OpCo Unit” means, with respect to any OCGH Unit, the number and type of OpCo Units held by OCGH that correspond to such OCGH Unit, as determined by the General Partner and Brookfield.
“Exchange” means the exchange by an OCGH Limited Partner of an OCGH Unit for cash, Class A Shares, an ExchangeCo Unit, Atlas Notes or a combination of the foregoing, as described in Article II of this Agreement.

“Exchange Consideration” means, for each OCGH Unit being exchanged on the same Exchange Date:
(i)    if Brookfield elects to deliver Class A Shares as consideration for all or a portion of the Exchange, a number of Class A Shares equal to (A) the Current Equity Value of the OCGH Units being exchanged pursuant to this clause (i) divided by (B) the ten (10)-day aggregate volume-weighted average price per Class A Share (as reported on Bloomberg) on the New York Stock Exchange or NASDAQ or any other U.S. national securities exchange on which shares of the same class are then listed for the VWAP Period; provided that no fractional Class A Shares shall be delivered as consideration and, in lieu thereof, cash in United States Dollars shall be paid at the same valuation as the Class A consideration; provided, further, that all fractional shares to which a single Exchanging LP would be entitled shall be aggregated;
(ii)    if Brookfield elects to deliver cash as consideration for all or a portion of the Exchange, an amount of cash in United States Dollars equal to the Current Equity Value of the OCGH Units being exchanged pursuant to this clause (ii);
(iii)    if Brookfield elects for OCGH to deliver ExchangeCo Units as consideration for all or a portion of the Exchange, a number of ExchangeCo Units which shall in the aggregate represent the right to indirectly receive the proceeds from an ExchangeCo Note with an aggregate principal amount equal to the Current Equity Value of the OCGH Units being exchanged pursuant to this clause (iii), subject to the limitations of Section 2.1(f)(iii); provided that the ExchangeCo Units to be issued as Exchange Consideration shall be of the same series for all Exchanged Units by all Exchanging LPs at the Closing effected on such Exchange Date; and/or
(iv)    if Brookfield elects to deliver Atlas Notes as consideration for all or a portion of the Exchange, such Atlas Notes shall have an aggregate principal amount equal to the Current Equity Value of the OCGH Units being exchanged pursuant to this clause (iv), subject to the limitations of Section 2.1(f)(iii).
For the avoidance of doubt, the total Exchange Consideration for each OCGH Unit being exchanged on the same Exchange Date shall equal the Current Equity Value of the applicable Exchangeable Unit.
“Exchange Date” has the meaning set forth in Section 2.2(a).
“Exchangeable Unit” means (a) any OCGH Unit issued and outstanding on the Merger Closing Date immediately after giving effect to the Transactions and (b) any Permitted Post-Closing OCGH Units.
“ExchangeCo” has the meaning set forth in the preamble to this Agreement.
“ExchangeCo Exchange Units” has the meaning set forth in Section 2.1(c).
“ExchangeCo Note Purchase Agreement” means a note purchase agreement substantially in the form attached as Exhibit D hereto.
“ExchangeCo Notes” means the notes issuable to ExchangeCo pursuant to an ExchangeCo Note Purchase Agreement.
“ExchangeCo Redemption Agreement” means a redemption agreement to reflect a transfer of equity interests in ExchangeCo to the OCGH Limited Partners who may receive ExchangeCo Units in a future Exchange, in form and substance mutually agreed to in good faith by Brookfield and OCGH.
“ExchangeCo Unit” means a unit of equity interest in ExchangeCo entitled to receive distributions in respect of ExchangeCo Notes.
“Exchanged Units” has the meaning set forth in Section 2.1(a).
“Exchanging LP” has the meaning set forth in Section 2.1(a).
“First Amended Agreement” has the meaning set forth in the Recitals.
“Former Oaktree Unit” means any OCGH Unit (a) that (i) in connection with the transactions contemplated pursuant to the Merger Agreement was converted or exchanged into an OCGH Unit from a Class A Unit, (ii) immediately prior to such conversion or exchange, was not a Vested Class A OCG Unit and (iii) immediately prior to the consummation of the Merger, was not a Vested Unit or (b) described in clause (a)(ii) of the definition of Permitted Post-Closing OCGH Units.
“Former Oaktree Unit Threshold” means, in any given Exchange, an amount equal to the sum of (a) the product of (x) the applicable Current Equity Value for an OCGH Unit being exchanged and (y) the total number of Former Oaktree Units eligible for participation in the applicable Open Period and which were fully vested, in accordance with their original vesting schedules, as of the date of delivery of the Aggregate Exchange Notice for such Exchange, and (b) $20,000,000.
“Founding Co-Chairmen” means Howard Marks and Bruce Karsh, and “Founding Co-Chairman” means either of them individually.
“Fund” means any limited partnership, limited liability company, group trust, mutual fund, investment company or other entity (including any collateralized loan obligation vehicle or business development company), or any investment account.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, except any requirement for the consolidation of investment funds or CLOs advised or managed by the OpCos and other entities that may be required by FASB ASC 810-20 or similar and subsequent authoritative accounting pronouncements.
“General Partner” means the general partner of OCGH.
“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.
“Historic Principles” means the accounting principles used in preparation of the GAAP and non-GAAP financials set forth in the 2018 10-K. Unless otherwise agreed by OCGH and Brookfield, the changes in accounting principles after December 31, 2018 shall be disregarded when calculating any financial results, balance sheet items or other financial metrics that are expressly required to be calculated using Historic Principles (e.g., a change in accounting principles that would require an operating lease to be reclassified as a capital lease).
“Incentive Income” means an amount, for any fiscal year, calculated, without duplication, using the Historic Principles in a manner consistent with the line item entitled “Incentive income” set forth on page 98 of the 2018 10-K.

“Initial Period” means the “Initial Period” as defined in the Oaktree Operating Agreement.
“Investment Advisory Arrangement” has the meaning set forth in the Merger Agreement.
“Investment Company Act” has the meaning set forth in the Merger Agreement.
“Investment Income” means an amount, for any fiscal year, calculated, without duplication, using the Historic Principles in a manner consistent with the line item entitled “Investment income” set forth on page 98 of the 2018 10-K.
“Investor” has the meaning set forth in the Merger Agreement.
“Issuer” has the meaning set forth in Section 3.2(d).
“JAMS” has the meaning set forth in Section 5.11(a).
“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.
“Managed Account” has the meaning set forth in the Merger Agreement.
“Material Adverse Effect” of a Person means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of such Person, (ii) the ability of such Person to fully and timely perform their obligations under this Agreement or (iii) the rights, remedies or benefits available to OCGH or any OCGH Limited Partner under this Agreement.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Merger Closing Date” has the meaning ascribed to the term “Closing Date” in the Merger Agreement.
“Merger Closing Units Amount” means a number equal to the sum of (i) 59,024,072 plus (ii) the amount of all Permitted Post-Closing OCGH Units (other than those referenced in clause (a)(ii) of the definition thereof).
“Merger Signing Date” means March 13, 2019.
“Negative Consent” has the meaning set forth in the Merger Agreement.
“Net Incentives Created” means, for any fiscal year, without duplication and calculated, where applicable, using the Historic Principles in a manner consistent with the line item entitled “Incentives created (fund level), net of associated incentive income compensation expense” set forth on page 91 of the 2018 10-K, the aggregate of (i) any “carried interest,” “incentive allocation,” “performance allocation,” “performance fees” (other than Specified Performance Fees) or similar items of gain or loss generated (directly or indirectly) by any Fund or any other investment vehicle based on mark-to-market performance during such fiscal year (the amounts described in this clause (i) are collectively referred to as “Aggregate Incentives Created”) less any compensation expense that is a direct result of such gain or loss (other than, for the avoidance of doubt, (x) amounts that are treated as Base Fee Earnings and (y) allocations that are made pro rata based on contributed capital of all partners, members or other holders of similar economic interests in the applicable fund) plus (ii) the respective pro rata portion of any “carried interest,” “incentive allocation,” “performance allocation,” “performance fees” (other than Specified Performance Fees) or similar items of gain or loss), that are attributable to interests of OCGH, OEP, Oaktree and Atlas OCM in DL Capital or other investment managers generated during such fiscal year less any compensation expense that is a direct result of such gain or loss (the amounts described in this clause (ii) are collectively referred to as “Investment Net Incentives Created”). For the avoidance of doubt and notwithstanding the foregoing, Net Incentives Created (x) may be a negative amount and (y) shall be adjusted by the value of the Brookfield Proportionate Reduction such that a Brookfield Proportionate Reduction that equals a positive number shall reduce Net Incentives Created and a Brookfield Proportionate Reduction that equals a negative number shall increase Net Incentives Created.
“Non-Control Party” has the meaning set forth in Section 2.5(a).
“Non-Senior Service Partners Group” means the OCGH Limited Partners other than those enumerated in the definition of “Senior Service Partners Group”.
“Oaktree” has the meaning set forth in the preamble to this Agreement.
“Oaktree AIF” has the meaning set forth in the preamble to this Agreement.
“Oaktree Business” means the business of any Oaktree Group Member as conducted as of the Merger Closing Date.
“Oaktree Group” means Oaktree and its Affiliates (other than, for the avoidance of doubt, the Brookfield Group) including each OpCo and, for so long as they are an Affiliate of Oaktree, OCGH, OEP and the General Partner.
“Oaktree Group Member” means each member of the Oaktree Group.
“Oaktree LLC” has the meaning set forth in the preamble to this Agreement.
“Oaktree Ltd.” has the meaning set forth in the preamble to this Agreement.
“Oaktree Operating Agreement” means the operating agreement of Oaktree, as it may be amended or modified from time to time.
“Oaktree Strategy” means (i) any business or strategy that Oaktree is engaged in as of the Merger Closing Date, including the Oaktree Business; (ii) any business or strategy that is included in any business plan shared with BN prior to the Merger Signing Date; and (iii) any other strategies in any other industries, as have been or may be agreed by BN, which Oaktree can form, launch or add at any time following the Merger Closing Date.
“OCGH” has the meaning set forth in the preamble to this Agreement.
“OCGH Limited Partner” means a “Limited Partner” as defined in the OCGH Partnership Agreement.
“OCGH Partnership Agreement” means the limited partnership agreement of OCGH, as it may be amended or modified from time to time; provided that, any amendment or modification that would adversely affect any OpCo or Brookfield Group Member shall not be binding on such OpCo or Brookfield Group Member, as applicable, without the written consent of Brookfield. For the avoidance of doubt, amendments or modifications to any definitions used herein that are defined in the OCGH Partnership Agreement shall be disregarded for purposes of this Agreement, unless such amendment or modification was approved by Brookfield in writing.
“OCGH Units” means limited partnership units of OCGH.
“OCM Holdings” has the meaning set forth in the preamble to this Agreement.
“OEP” means Oaktree Equity Plan, L.P., a Delaware limited partnership.
“OpCo” means an “Oaktree Operating Group Member” as defined in the Oaktree Operating Agreement. For the avoidance of doubt and with respect to Oaktree Capital II, L.P., “OpCo” includes each and every series thereof.
“OpCo Agreement” means the limited partnership or other governing document of an OpCo, as it may be amended or modified from time to time.
“OpCo Unit” means any equity unit of an OpCo. For the avoidance of doubt, an OpCo Unit of Oaktree Capital II, L.P. means the aggregate of one equity unit of the same class of each and every series of Oaktree Capital II, L.P.
“Open Period” means (a) with respect to Exchangeable Units that are Former Oaktree Units, the first sixty (60) days of each calendar year and (b) with respect to other Exchangeable Units, the first sixty (60) days of each calendar year beginning January 1, 2022.
“Original Agreement” has the meaning set forth in the Recitals.
“Paying Agent” means a Person serving as the agent of Brookfield and its subsidiaries, who shall be designated, from time to time, by mutual agreement of Oaktree and OCGH, with the consent of Brookfield (not to be unreasonably withheld), to facilitate Exchanges. The initial Paying Agent is OCGH.
“Percentage Interest” means with respect to any OCGH Limited Partner, as of any time, the fraction, expressed as a percentage, (i) the numerator of which is the aggregate number of OCGH Units held of record by such OCGH Limited Partner at such time, and (ii) the denominator of which is the aggregate number of OCGH Units issued and outstanding at such time, in each case, subject to any adjustment thereof in accordance with the Unit Designation of any such OCGH Unit or class of OCGH Units. The aggregate Percentage Interests of the OCGH Limited Partners shall at all times total 100%.
“Permitted Oaktree Holder” has the meaning ascribed to such term in the Oaktree Operating Agreement.
“Permitted Post-Closing OCGH Units” ” means (a) any OCGH Unit issued after the Merger Closing Date pursuant to (i) agreements in existence on the Merger Signing Date and set forth on Section 4.22A of the Company Disclosure Schedule and (ii) the Convertibile Phantom Units, in each case that is a Vested Unit, and (b) any other OCGH Unit issued after the Merger Closing Date and approved by Brookfield as a “Permitted Post-Closing OCGH Unit.”
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Put Agreement” means a Put Agreement substantially in the form attached hereto as Exhibit G.
“Quarterly Distribution” means, with respect to any Exchangeable Unit exchanged, or to be exchanged, pursuant to Section 2.1, the distribution per such Exchangeable Unit in respect of (a) the fourth fiscal quarter of the fiscal year immediately preceding the fiscal year in which such Open Period occurs (payable in the first quarter of the year in which the Open Period occurs), (b) the first fiscal quarter of the fiscal year in which such Open Period occurs (payable in the second quarter of such year), (c) the second fiscal quarter of the fiscal year in which such Open Period occurs (payable in the third quarter of such year) and (d) each other fiscal quarter of such fiscal year that has elapsed prior to the Exchange Date (with such distribution payable in the subsequent applicable quarter); provided, that a Quarterly Distribution shall exclude any portion of such distribution that is a Tax Distribution.
“Registered Fund” has the meaning set forth in the Merger Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement executed on September 30, 2019 and attached as Exhibit E hereto.
“Related Parties” means, with respect to any individual, (i) such individual’s spouse, child (natural or adopted) a spouse of any such child, a grandchild, or a lineal descendent of the foregoing (the Persons referred to in this clause (i), such individual’s “Family Members”), (ii) a trust solely for the benefit of Family Members, (iii) a private foundation controlled by such individual or his or her Family Member or (iv) any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other entity of which the Persons listed in clauses (i)-(ii) above collectively own 100% of the outstanding securities.
“Required Amendment” means, with respect to each applicable Company Fund (or Managed Account or sub-advisory relationship), an amendment to the partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement of such Company Fund (or the Investment Advisory Arrangement in respect of such Managed Account or sub-advisory relationship) that (a) provides for the advance approval of the assignment (within the meaning of the Advisers Act) of the applicable Investment Advisory Arrangement to Brookfield or its Affiliates and (b) other than with respect to any Registered Fund, either (i) modifies the definition of “affiliate” contained therein such that no affiliate of Oaktree, any OpCo, or its or their subsidiaries in respect of which an actual or virtual information barrier is in place, or in respect of which there is no coordination or consultation in respect of investment decisions (in each case, as determined by Oaktree in its discretion based on the relevant facts and circumstances applicable to each particular situation) shall be deemed to be an “affiliate” of Oaktree, any OpCo, or its or their direct or indirect subsidiaries for purposes of such governing agreement (or such Investment Advisory Arrangement), or (ii) otherwise provides that no Brookfield Group Member or any of its affiliates will be an “affiliate” of Oaktree, any OpCo, or its or their direct or indirect subsidiaries for purposes of such governing agreement (or such Investment Advisory Arrangement).
“Required Closed-End Amendment Percentage” means a fraction (expressed as a percentage) the numerator of which is the Required Closed-End Amendment Revenue Run-Rate and the denominator of which is the Closed-End Revenue Run-Rate.
“Required Closed-End Amendment Revenue Run-Rate” means, as of any date of determination, the Closed-End Revenue Run-Rate as of the Base Date for all Closed-End

Funds that have obtained the requisite consent described in clause (a) of the definition of Required Amendment, in each case, as of such date in accordance with the terms of the partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement of each such Closed-End Fund. For purposes of the foregoing, each Closed-End Fund that has an event of dissolution on or after January 1, 2020 shall be deemed to have obtained the requisite consent to the Required Amendment if and when such Closed-End Fund liquidates in the ordinary course.
“Second Amended Agreement” has the meaning set forth in the Recitals.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Service Partners Group” means Howard Marks, Bruce Karsh, Jay Wintrob, John Frank, Sheldon Stone, Richard Masson and Larry Keele.
“Service Partner” means any OCGH Limited Partner or Person who will become an OCGH Limited Partner upon receiving OCGH Units who provides (or has provided) services to OCGH or any other Oaktree Group Member.
“Specified Performance Fees” means, without duplication and calculated in accordance with the Historic Principles, performance based fees payable by a business development company, permanent capital vehicle or open end fund similar to those vehicles currently included in the line item entitled “Management Fees” set forth on pages 98 and 99 of the 2018 10-K.
“Stock Based Compensation” means, for any fiscal year, an amount equal to the difference between (a) the product of (i) the number of Exchangeable Units (of the type described in clause (b) of the definition thereof) issued to compensate Service Partners during such year that dilute the Brookfield Group’s direct or indirect interests in the Oaktree Group, and (ii) (A) in respect of fiscal years 2020 and 2021, $49.00 less the amount of cumulative Capital Distributions already paid from and after the Merger Closing Date in respect of a single Exchangeable Unit (of the type described in clause (a) of the definition thereof) and (B) in respect of fiscal years 2022 and thereafter, 100% of the Current Equity Value as determined for an Exchange Date (regardless of whether any Exchanges actually occur on such date) occurring in the fiscal year in which such Exchangeable Units (of the type described in clause (b) of the definition thereof) are issued and (b) the product of (1) the number of Exchangeable Units forfeited by such Service Partners or that otherwise ceased to be outstanding due to a “clawback” in such year (other than any such Exchangeable Units that do not ratably accrete to the Brookfield Group’s direct or indirect interest in the Oaktree Group), and (2) (x) in respect of fiscal years 2020 and 2021, $49.00 plus the amount of the Capital Distributions actually forfeited with respect to such Exchangeable Units less the amount of cumulative Capital Distributions already paid from and after the Merger Closing Date in respect of a single Exchangeable Unit (of the type described in clause (a) of the definition thereof) and (y) in respect of fiscal years 2022 and thereafter, 100% of the Current Equity Value as determined for an Exchange Date (regardless of whether any Exchanges actually occur on such date) occurring in the fiscal year in which such Exchangeable Units (of the type described in clause (b) of the definition thereof) are issued plus the amount of the Capital Distributions actually forfeited with respect to such Exchangeable Units.
“Tax Distribution” means distributions related to the tax-related Incentive Income with respect to taxable income allocated by a Fund during the fiscal year prior to the Exchange Date (which is usually recognized on a non-GAAP basis in the first quarter and paid in the second quarter of the fiscal year in which the Exchange Date occurs).

“Third Amended Agreement” has the meaning set forth in the Recitals.
“Ticking Fee” means the product of (i) the number of days between (x) December 31st of the calendar year immediately preceding an Exchange Date and (y) such Exchange Date (not including December 31st and such Exchange Date) divided by 365, and (ii) the yield on the U.S. 5-year Treasury note plus 300 basis points as of December 31st of the calendar year immediately preceding such Exchange Date.
“Total Equity Value” means, as of any Exchange Date, a value calculated on a pro forma basis assuming deconsolidation of any Funds that may be reported on a consolidated basis, as (A*D + B*E + C) and pursuant to Section 2.6 hereof, where:
“A” is the average of Base Fee Earnings over the three fiscal years immediately preceding such Exchange Date, except for the Exchange Date that may occur in 2022 when “A” shall be calculated as the average of Base Fee Earnings over the two fiscal years immediately preceding such Exchange Date.
“B” is the average of Net Incentives Created over the three fiscal years immediately preceding such Exchange Date. The amount resulting from such average cannot be less than zero.
“C” is an amount equal to (a) the sum of (i) the value of each OpCo’s and its subsidiaries’ corporate investments as reported in the financial statements of such entities for the December 31 preceding the Exchange Date, calculated in a manner consistent with the line item entitled “Corporate investments – Non-GAAP” set forth on page 112 of the 2018 10-K (but specifically excluding unfunded commitments and amounts attributable to DL Capital and other investment managers whose earnings are included in Base Fee Earnings), (ii) cash and cash-equivalents as reported in the financial statements of such entities for the December 31 preceding the Exchange Date, calculated in a manner consistent with the line item entitled “Cash and cash-equivalents” set forth on page 111 of the 2018 10-K (but specifically excluding any cash or cash-equivalents distributed by any Fund in the fiscal year immediately prior to the Exchange Date in order to make Tax Distributions to the extent such Tax Distributions have been distributed by the OpCos by the second quarter of the subsequent year), (iii) U.S. Treasury and other securities as reported in the financial statements of such entities for the December 31 preceding the Exchange Date, calculated in a manner consistent with the line item entitled “U.S. Treasury and other securities” set forth on page 111 of the 2018 10-K and (iv) seventy-five percent (75%) of the amount equal to (A) the accrued incentives of Funds on an aggregate basis net of (B) compensation expense related to such accrued incentives as reported in the financial statements of such entities for the December 31 preceding the Exchange Date, calculated in a manner consistent with the line item entitled “Accrued incentives (fund level), net of associated incentive income compensation expense” set forth on page 91 of the 2018 10-K, less (b) the aggregate full face value of the debt and preferred equity of Oaktree and its direct and indirect subsidiaries and (without duplication) each OpCo, in each case calculated on a consolidated basis (but prior to the consolidation of any Funds) as reported in the financial statements of such entities for the December 31 preceding the Exchange Date; provided that the amount in the preceding clause (b) shall exclude (x) preferred equity issued in accordance with an Exchange and (y) debt owed by an OpCo that no longer nets to zero on a consolidated basis because such debt was transferred from Oaktree to another party.

“D” is a multiple equal to 13.5.
“E” is a multiple equal to 6.75.
An illustrative calculation of the Total Equity Value as of December 31, 2018 is attached hereto as Exhibit B.
Notwithstanding the foregoing in this definition, to the extent not eliminated in the consolidation process, the calculation of “Total Equity Value” shall disregard payments made to, and costs incurred by, any Oaktree Group Member in connection with any agreement whereby one Oaktree Group Member provides bona fide services to another Oaktree Group Member.
“Transactions” means the Merger, the Subsequent Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement.
“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.
“Unit Designation” means a designation certificate approved by the General Partner and Brookfield.
“Valuation Firm” has the meaning set forth in Section 2.5(c).
“Vested Class A OCG Units” means a Class A Unit of Oaktree not subject to vesting or forfeiture.
“Vested Unit” has the meaning set forth in the OCGH Partnership Agreement.
“VWAP Period” means the period of the ten (10) consecutive trading days ending on the third (3rd) Business Day prior to the date of the issuance of Class A Shares as consideration in an Exchange.
ARTICLE II

EXCHANGES
Section 2.1    Exchange Procedure.
(a)    Delivery of Aggregate Exchange Notices. Subject to Section 2.1(b) and Section 2.4, no later than the third (3rd) Business Day following the applicable Open Period, OCGH shall deliver written notice to Brookfield or its designee (an “Aggregate Exchange Notice”) (i) specifying (A) the name of each OCGH Limited Partner participating in the applicable Exchange (each, an “Exchanging LP”) and (B) the number of Exchangeable Units to be Exchanged by each such Exchanging LP subject to the limits, if any, set forth in Section 2.1(b) below (the “Exchanged Units”) and (ii) containing a representation and warranty by OCGH that all the Exchanging LPs are the legal, record and beneficial owners of the applicable Exchanged Units and that upon the sale of the applicable Exchanged Units pursuant to this Agreement, all right, title and interest in such Exchanged Units will vest in the purchaser thereof, free and clear of all Liens (other than Permitted Transfer Restrictions (as defined in the OCGH Partnership Agreement)). If, upon receipt of an Aggregate Exchange Notice, Brookfield determines that, following the applicable Exchange Date, the Permitted Oaktree Holders would in the aggregate Beneficially Own less than 1% of the issued and outstanding Oaktree Operating Group Units (as defined in the Oaktree Operating Agreement), Brookfield may thereupon provide written notice to OCGH to require that all remaining Exchangeable Units be included in the Aggregate Exchange Notice with respect to a specified future Open Period (which shall not be earlier than 36 months following the receipt of such written notice), it being understood and agreed that such right shall apply each time an Aggregate Exchange Notice is delivered to Brookfield, in the event that Brookfield has not previously exercised such right; provided that concurrently with or following the delivery of the written notice pursuant to Section 2.4, Brookfield shall have the right to require that all remaining Exchangeable Units be exchanged pursuant to an Aggregate Exchange Notice delivered with respect to the final Open Period if, following the Exchange Date with respect to the final Open Period, the Permitted Oaktree Holders would otherwise in the aggregate Beneficially Own less than 5% of the issued and outstanding Oaktree Operating Group Units (as defined in the Oaktree Operating Agreement). Except as otherwise permitted by Brookfield or its designee:
(i)    an Aggregate Exchange Notice shall be irrevocable once delivered and must be unconditional;
(ii)    any Aggregate Exchange Notice that purports to be revocable or conditional may be ignored or treated as irrevocable and unconditional; and
(iii)    any Aggregate Exchange Notice that is delivered with respect to any Open Period shall not be valid with respect to any other Open Period.
For the avoidance of doubt, any portion of the Exchangeable Units whose sale is being requested by such Aggregate Exchange Notice but are not sold due to exceeding the limitations set forth in Section 2.1(b)(i) or Section 2.1(b)(iv), may be submitted on a new Aggregate Exchange Notice in a subsequent Open Period with respect to any such excess.
(b)    Limitations on Exchanges.
(i)    In connection with each Open Period, except as otherwise agreed by Brookfield and an OCGH Limited Partner, Exchanging LPs shall not be permitted to sell a number of Exchangeable Units (other than in respect of Former Oaktree Units) pursuant to this Agreement in excess of the amount determined as set forth under the heading “Amount” in the table below; provided that (x) this Section 2.1(b) (other than Section 2.1(b)(iv)) shall not apply with respect to Exchangeable Units that were Former Oaktree Units and (y) references in the below table to “Exchangeable Units” shall exclude any Former Oaktree Units.

Period	Amount (Senior Service Partners Group)	Amount (Non-Senior Service Partners)
At any time following January 1, 2022	Up to 20% of Merger Closing Units Amount held collectively by Senior Service Partners Group	Up to 12.5% of Merger Closing Units Amount held collectively by Non-Senior Service Partners Group
At any time following January 1, 2023	Up to 40% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Senior Service Partners Group	Up to 25% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Non-Senior Service Partners Group
At any time following January 1, 2024	Up to 60% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Senior Service Partners Group	Up to 37.5% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Non-Senior Service Partners Group
At any time following January 1, 2025	Up to 80% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Senior Service Partners Group	Up to 50% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Non-Senior Service Partners Group
At any time following January 1, 2026	Up to 100% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Senior Service Partners Group	Up to 62.5% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Non-Senior Service Partners Group
At any time following January 1, 2027	Up to 100% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Senior Service Partners Group	Up to 75% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Non-Senior Service Partners Group
At any time following January 1, 2028	Up to 100% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Senior Service Partners Group	Up to 87.5% of Merger Closing Units Amount (inclusive of prior Exchanges) held collectively by Non-Senior Service Partners Group
At any time following January 1, 2029	Up to 100% of Merger Closing Units Amount held collectively by Senior Service Partners Group	Up to 100% of Merger Closing Units Amount held collectively by Non-Senior Service Partners Group

(ii)    The maximum amount of the Exchangeable Units (excluding Former Oaktree Units, which are instead subject to the limitations set forth in Section 2.1(b)(iv)) that Brookfield and its designees or OCGH shall be required to purchase or acquire, respectively and in the aggregate, in any given Open Period shall not exceed (i) an amount equal to 20% of the Merger Closing Units Amount in the Open Period in 2022, (ii) an amount equal to 25% of the Merger Closing Units Amount in the Open Period in 2023, (iii) an amount equal to 30% of the Merger Closing Units Amount in the Open Period in 2024, and (iv) an amount equal to 35% of the Merger Closing Units Amount in the Open Period in 2025 and each Open Period thereafter (the “Applicable Maximum Amount”). In the event that the aggregate amount of the Exchangeable Units requested to be sold or exchanged in an Aggregate Exchange Notice in any given Open Period is greater than the Applicable Maximum Amount for such Open Period, OCGH shall re-allocate the Exchangeable Units among the Exchanging LPs in its sole discretion, such that only the Applicable Maximum Amount of the Exchangeable Units may be sold or exchanged, and OCGH shall notify Brookfield of the result of such re-allocation. Notwithstanding the foregoing, the limitations set forth in this Section 2.1(b)(ii) shall cease to apply immediately upon Brookfield’s delivery of a written notice to OCGH in accordance with Section 2.4 of its intention to discontinue any or all future Open Periods.
(iii)    The parties hereto hereby acknowledge and agree that, notwithstanding anything herein to the contrary, no OCGH Limited Partner may participate in any Exchange pursuant hereto unless and until such OCGH Limited Partner shall have executed (including on their behalf by power of attorney, if applicable, and solely to the extent legally valid and binding) and delivered an effective counterpart to that certain TRA Amendment (as defined in the Merger Agreement).
(iv)    Notwithstanding anything in this Section 2.1(b) or otherwise in this Agreement to the contrary, in no event shall Exchanging LPs be entitled to sell Exchangeable Units that were Former Oaktree Units (including Accelerated Former Oaktree Units) in any given Exchange if the aggregate Current Equity Value attributable to such Former Oaktree Units would exceed the Former Oaktree Unit Threshold.  In the event that the aggregate Current Equity Value of the Former Oaktree Units requested to be sold or exchanged in an Aggregate Exchange Notice in any given Open Period is greater than the Former Oaktree Unit Threshold for such Exchange, OCGH shall revise and re-allocate the Former Oaktree Units being included in the Exchange in its sole discretion, such that the applicable aggregate Current Equity Value for all participating Former Oaktree Units is equal to or less than the Former Oaktree Unit Threshold, and OCGH shall notify Brookfield of the result of such reallocation.
(c)    Exchanges of OCGH Units. On the Exchange Date, each Exchanging LP shall receive an amount equal to the Exchange Consideration for each OCGH Unit being Exchanged by such Exchanging LP. To the extent the Exchange Consideration for the Exchange is (i) cash, Class A Shares or Atlas Notes, Brookfield shall purchase from each Exchanging LP the OCGH Units to be exchanged by such Exchanging LP for such cash, Class A Shares or Atlas Notes (such OCGH Units, the “Cash/Share/Note Exchange Units”) or (ii) ExchangeCo Units, OCGH shall acquire from the OCGH Limited Partners participating in an Exchange pursuant to this Agreement the OCGH Units to be exchanged for such ExchangeCo Units (such OCGH Units, the “ExchangeCo Exchange Units”) pursuant to an ExchangeCo Redemption Agreement and such OCGH Limited Partner shall sell or transfer to Brookfield or, in the event the Exchange Consideration is ExchangeCo Units, to OCGH, the Exchanged Units. As consideration for the sale of Cash/Share/Note Exchange Units, Brookfield shall pay or cause to be paid to each Exchanging LP the portion of the Exchange Consideration payable to such Exchanging LP that is payable (at Brookfield’s election, subject to Section 2.1(f)(iii) and Article IV hereof) in cash, Class A Shares, Atlas Notes, or a combination of the foregoing. As consideration for the transfer of ExchangeCo Exchange Units, OCGH shall deliver to the Exchanging LP a number of ExchangeCo Units equal to the number of ExchangeCo Exchange Units, subject to Section 2.1(f)(iii) and Article IV hereof. Following the Exchange Date, to the extent not previously paid to an OCGH Limited Partner participating in an Exchange, OCGH shall pay such OCGH Limited Partner the aggregate Tax Distribution in respect of all OCGH Units exchanged by such Exchanging LP as and when paid to all other holders of OCGH. Notwithstanding anything to the contrary herein, Brookfield and Oaktree may mutually agree to cause all or any portion of an Exchange to be effected through one or more of Brookfield’s designated Affiliates (instead of directly), and otherwise in accordance with this Section 2.1, with such further adjustments to the Exchange procedures described herein as Brookfield and Oaktree may mutually agree are appropriate to effect participation by such designees.
(d)    Redemption of OCGH Units. On the Exchange Date, immediately following the exchange of the Cash/Share/Note Exchange Units pursuant to Section 2.1(c) hereof, Brookfield shall tender for redemption, and OCGH shall redeem, each Cash/Share/Note Exchange Unit received by Brookfield pursuant to Section 2.1(c) and OCGH shall deliver to Brookfield a pro rata share of the partnership units of each OpCo, such that the aggregate number of OpCo Units delivered in the redemption comprises the Equivalent OpCo Units of the Cash/Share/Note Exchange Units being redeemed.
(e)    Cancellation of Class B OCG Units, Class B AOH Units and OCGH Units. Pursuant to Section 4.4 of the Oaktree Operating Agreement and Section 4.4 of the AOH Operating Agreement, on the Exchange Date, a number of Class B OCG Units and Class B AOH Units, each equal to the number of OCGH Units sold or transferred pursuant to Section 2.1(c) (whether or not actually delivered) in connection with the Exchanges effected on such Exchange Date, shall be automatically canceled without any further action by any party. In addition, any OCGH Units sold or transferred to OCGH pursuant to Section 2.1(c) (whether or not actually delivered) in connection with the Exchanges effected on any Exchange Date shall be automatically canceled without any further action by any party.
(f)    Determination of Form of Exchange Consideration.
(i)    Notwithstanding anything to the contrary in this Agreement but subject to Section 2.1(i), on each Exchange Date, each Exchanging LP shall be entitled to receive Exchange Consideration in respect of all of its Exchanged Units to be Exchanged on such Exchange Date.
(ii)    Notwithstanding anything to the contrary in this Agreement, (A) no later than five (5) Business Days following a written request from Brookfield (which request may be made no earlier than ten (10) Business Days following the expiration of the applicable Open Period), OCGH shall provide Brookfield with (I) a redacted version of the most recent Schedule K-1 for each Exchanging LP, (II) (1) during the Initial Period, for those Exchanging LPs that are current employees of a member of the Oaktree Operating Group (as defined in the Oaktree Operating Agreement), a written confirmation from an officer of the Oaktree Operating Group entity that is the employer for the Exchanging LPs who is also a licensed attorney or certified public accountant certifying that such officer took reasonable steps within the prior three months to verify that the Exchanging LPs are accredited investors and identifying any Exchanging LPs that are not accredited or for whom status as an accredited investor could not be confirmed and (2) for those Exchanging LPs who are not current employees of a member of the Oaktree Operating Group and otherwise after the Initial Period, such supporting information as is necessary to satisfy Rule 506(c) under Regulation D promulgated under the Securities Act, (III) a schedule listing each Exchanging LP’s current tax basis in their respective Exchanged Units as of such date, (IV) a schedule listing each Exchanging LP’s share of OCGH’s partnership liabilities as of such date, (V) the then-current capitalization table of OCGH, indicating the holders of OCGH Units and the number of OCGH Units held by each such holder, and (VI) any other information reasonably requested by Brookfield to allow Brookfield to determine whether to pay or cause the Exchange Consideration to be paid in the form of Class A Shares, cash, ExchangeCo Units, Atlas Notes or a combination of the foregoing, (B) prior to the expiration of the Initial Period, each OpCo shall cooperate and provide responses with respect to any reasonable written request of Brookfield received no later than thirty (30) days following the later of (x) expiration of the applicable Open Period and (y) the date the Current Equity Valuation Calculation is delivered pursuant to Section 2.5(a) for information necessary for Brookfield to determine whether to pay or cause the Exchange Consideration to be paid in the form of Class A Shares, cash, ExchangeCo Units, Atlas Notes or a combination of the foregoing and (C) it is understood and agreed that, prior to the expiration of the Initial Period, the issuance of ExchangeCo Notes or Atlas Notes will not be precluded due to the failure of any Oaktree Group Member to deliver any certificates or other documents required by, or to comply with any representation, warranty, covenant or other agreement contained in, an ExchangeCo Note Purchase Agreement or an Atlas Note Purchase Agreement, respectively, in each case other than any such failure that results from a Brookfield Consent Matter (as defined in the Oaktree Operating Agreement). Any information required to be provided by OCGH pursuant to this Section 2.1(f) initially may be provided in draft form based on the information reasonably available to OCGH.
(iii)    Notwithstanding anything to the contrary in this Agreement or any other agreement to which any OCGH Limited Partner may from time to time be a party, no later than fifteen (15) Business Days prior to the applicable Exchange Date, Brookfield shall notify OCGH in writing of the anticipated Exchange Date and of Brookfield’s irrevocable determination whether to pay or cause the Exchange Consideration to be paid in the form of Class A Shares, cash, ExchangeCo Units, Atlas Notes or a combination of the foregoing, including the allocation among each such form of consideration; provided, however, that (A) no more than 50% of the Exchange Consideration in respect of the first $500,000,000 in aggregate Current Equity Value of all OCGH Units entitled to receive Exchange Consideration in connection with the delivery of an Aggregate Exchange Notice during a particular Open Period shall take the form of ExchangeCo Units or Atlas Notes, (B) if Atlas Notes form part of the Exchange Consideration, then the amount of Exchange Consideration provided in the form of Class A Shares and cash in the applicable Exchange must be equal to or greater than, in the aggregate, the Atlas Note Minimum Amount, (C) with respect to any Exchanges occurring in fiscal year 2020, the Exchange Consideration shall consist solely of cash, and with respect to any Exchanges occurring in fiscal year 2021, the Exchange Consideration shall consist solely of cash, Class A Shares or a combination of the foregoing and (D) all Exchanging LPs on each Exchange Date shall receive the same form of Exchange Consideration (or, if Brookfield elects multiple forms of Exchange Consideration in any Exchange, each Exchanging LP shall receive its pro rata proportion of each form of Exchange Consideration); provided that if an Exchanging LP (1) is adversely and disproportionately affected by a Blackout Period (relative to other Exchanging LPs and whether due to possession of material non-public information or otherwise) as jointly determined by OCGH and Brookfield acting in good faith, then such Exchanging LP shall receive cash, Atlas Notes, ExchangeCo Units or any combination of the foregoing (subject to the preceding clauses (A), (B) and (C)) in lieu of Class A Shares, (2) is resident in Canada and it is not possible to issue free trading Class A Shares to such Exchanging LP in a manner that is exempt from the prospectus requirements of applicable securities laws in the applicable province or territory of Canada, then such Exchanging LP shall receive cash, Atlas Notes, ExchangeCo Units or any combination of the foregoing (subject to the preceding clauses (A), (B) and (C)) in lieu of Class A Shares or (3) is not eligible to receive ExchangeCo Units or Atlas Notes pursuant to Section 2.1(i), then such Exchanging LP shall instead receive cash, Class A Shares or a combination of the foregoing. Notwithstanding anything to the contrary in this Agreement, if all or any portion of the Exchange Consideration consists of Class A Shares and the representation and warranty in Section 3.1(c) would, on the date the closing of the Exchange would otherwise occur hereunder, not be true and correct in all respects, Brookfield shall not be permitted to pay the Exchange Consideration in Class A Shares and shall instead be required to substitute cash, Atlas Notes or ExchangeCo Units in lieu of Class A Shares; provided, that if the representation and warranty in Section 3.1(c) would not be true and correct in all respects solely as a result of the existence of a Blackout Period or the need for a reasonable additional period of time in order to comply with applicable securities laws, then the Exchange Date may be delayed to a date that, subject to compliance with Section 2.2(c), is no later than one hundred and ten (110) days following the conclusion of the Open Period (but will, in any event, occur on such earlier date when the representation and warranty in Section 3.1(c) would be true and correct in all respects); provided, further, that if the representation and warranty in Section 3.1(c) is true and correct in all respects (but would not be true and correct in all respects without the proviso to the first sentence thereof), then the provisions related to accredited investors set forth herein with respect to issuances of Atlas Notes and ExchangeCo Units shall apply to the initial issuances of such Class A Shares, mutatis mutandis.
(iv)    To the extent any Exchange Consideration for an Exchange is in ExchangeCo Units, the parties hereto shall cause each of their respective Affiliates who is contemplated to be a party to, and who is not already a party to, the Put Agreement and/or the Call Agreement to enter into such agreement concurrently with the Closing of the applicable Exchange.
(g)    Suspension of Liquidity Rights. Notwithstanding anything to the contrary herein, as of the earlier of (a) the expiration of the Initial Period, and (b) December 31, 2023, if the Required Closed-End Amendment Percentage is less than 80%, then the rights to initiate Exchanges pursuant to this Article II shall be suspended until such time as the Required Closed-End Amendment Percentage is at least 80%.
(h)    Withholding. Brookfield or the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or other applicable Tax laws. Prior to withholding any amounts pursuant to this Section 2.1(h), Brookfield or Paying Agent (as applicable) will provide at least ten (10) Business Days prior written notice to the Person in respect of which such withholding is made, and shall cooperate with such Person to reduce or eliminate such withholding (including by providing such Person an opportunity to provide any applicable Tax forms); provided that no such prior notice will be required (i) for withholding pursuant to Section 1445 of the Code with respect to an Exchanging LP, if OCGH does not timely provide the certificate described in Section 2.2(d)(i)(B) of this Agreement or (ii) for withholding pursuant to Section 1446(f) of the Code with respect to an Exchanging LP, if such Exchanging LP does not timely provide the form described in Section 2.2(d)(i)(A)(I) of this Agreement. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that such amounts are remitted to the applicable Governmental Entities. Any deductions or withholdings made from the Exchange Consideration payable pursuant to this Agreement shall be made (1) first from any Exchange Consideration payable in the form of cash (it being understood, for the avoidance of doubt, that the amount of any deduction or withholding shall not be limited to the amount of such cash), (2) second from any Exchange Consideration payable in the form of Class A Shares (it being understood, for the avoidance of doubt, that the amount of any deduction or withholding shall not be limited to the amount of such Class A Shares), and (3) last from any Exchange Consideration payable in the form of Atlas Notes or ExchangeCo Units.
(i)    Exemptions. Any ExchangeCo Units or Atlas Notes issued pursuant to the terms of this Agreement have not been, and will not be, registered under the Securities Act and will be issued only in transactions exempt from such registration. In particular, any such ExchangeCo Units or Atlas Notes will be issued only to Exchanging LPs that are (A) non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act, (B) accredited investors (as defined in Rule 501 under Regulation D promulgated under the Securities Act) in a manner complying with the conditions set forth in Rule 506(c) under Regulation D promulgated under the Securities Act and/or (C) resident in Canada in a manner that is exempt from the prospectus requirements of applicable securities laws in the applicable provinces and territories of Canada. The parties hereto agree to reasonably cooperate with each other in order to ensure compliance with the foregoing, including (w) making or obtaining appropriate written representations regarding the status of Exchanging LPs, (x) facilitating reasonable investigation into the status thereof as contemplated by Rule 506(c)(2) under Regulation D promulgated under the Securities Act, (y) making or obtaining other representations customary in private placement transactions, and (z) making available appropriate information and opportunities to conduct due diligence. The parties hereto agree that any OCGH Limited Partner that is unable to make necessary representations or make available necessary information may not be able to receive ExchangeCo Units or Atlas Notes in an Exchange, and shall instead receive cash, Class A Shares or a combination of the foregoing. OCGH hereby agrees to use commercially reasonable efforts to cause any such OCGH Limited Partners to become “accredited investors”, or otherwise eligible to participate in a private placement, including by appointing a “purchaser representative” (at Brookfield’s sole cost and expense) pursuant to Rule 506 (it being understood that the parties hereto will cooperate in good faith to establish eligibility of an OCGH Limited Partner to participate in a private placement). In the event that, notwithstanding the foregoing, there are OCGH Limited Partners participating in an Exchange who are not “accredited investors” and are ineligible to participate in a private placement, and the value of the OCGH Units in such Exchange owned by such OCGH Limited Partners exceeds $20,000,000, then OCGH and Brookfield shall cooperate in good faith to determine and implement an approach in respect of the OCGH Units owned by such OCGH Limited Partners in excess of such amount that would be economically equivalent to the Atlas Notes and/or ExchangeCo Units being received by the other Exchanging LPs.
Section 2.2    Closing Procedures.
(a)    Exchange Date. The closing of any sale or exchange of an OCGH Limited Partner’s OCGH Units hereunder shall occur on or prior to the ninety-fifth (95th) day following the expiration of the applicable Open Period (the date on which the closing of any such sale or exchange occurs, the “Exchange Date”), subject to delay pursuant to the penultimate proviso to Section 2.1(f)(iii) or to comply with Section 2.2(c); provided that, in the event the Valuation Firm has not completed its review and made its determination pursuant to Section 2.5 on or prior to the eighty-fifth (85th) day following expiration of the applicable Open Period, then the Exchange Date pursuant to this Section 2.2(a) shall be no earlier than the final determination by the Valuation Firm of the Current Equity Value, and no later than the date that is five (5) Business Days following the final determination by the Valuation Firm of the Current Equity Value; provided, however, that the final determination by such Valuation Firm shall not exceed the ninetieth (90th) day following the expiration of the applicable Open Period.
(b)    Location. On the Exchange Date, the parties shall effect the closing (the “Closing”) of the transactions contemplated by Section 2.1 at the offices of Oaktree Capital Group, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, in the

manner set forth in this Section 2.2 or at such other time, at such other place and in such other manner as OCGH and Brookfield shall mutually agree.
(c)    Absence of Injunctions or Decrees. The obligations of the parties to this Agreement to consummate an Exchange shall be subject to the condition that there shall be no law, rule, regulation, injunction, restraining order or decree of any nature of any Governmental Entity that is in effect that restrains or prohibits such Exchange.
(d)    Exchange Deliveries.
(i)    No later than five (5) Business Days following (x) the written request by Brookfield (which request may be made no earlier than ten (10) Business Days following the expiration of the applicable Open Period) or (y) notification by Brookfield of the Exchange Date pursuant to Section 2.1(f)(iii), with respect to each OCGH Limited Partner participating in such Closing:
A.    each Exchanging LP participating in such Closing shall deliver, or shall instruct the delivery of on its behalf, to the Paying Agent either (I) an IRS Form W-9 or (II) a certification from OCGH dated as of the Exchange Date which complies with the requirements of Section 7.03 of IRS Notice 2018-29 or any corresponding requirements of any superseding Treasury Regulations or other official guidance, certifying the amount of the OCGH Limited Partner’s share of OCGH’s partnership liabilities (which certification, if OCGH is not the Paying Agent, OCGH may deliver directly to Brookfield on behalf of the Exchanging LP);
B.    OCGH shall deliver, or shall instruct the delivery of on its behalf, to the Paying Agent a certificate from OCGH dated as of the Exchange Date which complies with the requirements of Treasury Regulation Section 1.1445-11T(d)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code; and
C.    the Paying Agent shall (or if the Paying Agent is not OCGH, the parties shall direct the Paying Agent to) deliver to Brookfield, upon receipt, the forms and/or certificates delivered by the OCGH Limited Partners and OCGH pursuant to Section 2.2(d)(i)(A) and/or Section 2.2(d)(i)(B).
(ii)    At each Closing, with respect to each OCGH Limited Partner participating in such Closing:
A.    each OCGH Limited Partner participating in such Closing shall deliver, or shall instruct the delivery of on its behalf, to the Paying Agent the number of OCGH Units to be sold by such OCGH Limited Partner;
B.    Brookfield and OCGH, as applicable, shall deliver, or cause to be delivered, in each case to the extent applicable, (1) to the Paying Agent its pro rata portion of the Exchange Consideration (in cash, ExchangeCo Units, Atlas Notes or a combination of the foregoing) for the number of OCGH Units being acquired by Brookfield or OCGH, as applicable and (2) to the applicable OCGH Limited

Partner, as directed by OCGH, its pro rata portion of the Exchange Consideration in Class A Shares, in each case as determined pursuant to Section 2.1(f); and
C.    OCGH shall deliver to the Paying Agent, to the extent certificated, the certificate or certificates representing a number of Class B OCG Units and Class B AOH Units in each case equal to the number of OCGH Units being acquired by Brookfield or OCGH.
(e)    Additional Exchange Deliveries. In addition to the closing deliveries provided for with respect to each OCGH Limited Partner, on any Exchange Date if OCGH delivers to the Paying Agent a certificate or certificates that represent more Class B OCG Units or Class B AOH Units than the number of OpCo Units to be delivered to Brookfield in connection with all Exchanges occurring on such Exchange Date, each of Oaktree and Atlas OCM shall deliver to the Paying Agent a certificate or certificates registered in the name of OCGH representing a number of Class B OCG Units and Class B AOH Units, respectively, equal to such excess.
(f)    Paying Agent. After receiving all required closing deliveries set forth in Sections 2.2(d) and 2.2(e) for all Closings occurring on an Exchange Date, the Paying Agent shall deliver (or if the Paying Agent is not OCGH, the parties hereto shall direct the Paying Agent to deliver):
(i)    to each Exchanging LP, cash, ExchangeCo Units, Atlas Notes or any combination of the foregoing (as determined by Brookfield) representing the Exchange Consideration for the number of OCGH Units delivered by or on behalf of such OCGH Limited Partner on such Exchange Date;
(ii)    to Brookfield or OCGH, as applicable, the portion of the OCGH Units being acquired by Brookfield or OCGH, as applicable on such Exchange Date;
(iii)    to Oaktree, the certificates, if any, representing the number of Class B OCG Units and Class B AOH Units in each case equal to the number of OCGH Units being acquired by Brookfield or OCGH, as applicable; and
(iv)    to OCGH, the certificates delivered by Oaktree pursuant to Section 2.2(e), if any.
Section 2.3    Dispute Resolution. Subject to Section 2.5, to the extent that OCGH (on behalf of itself or any OCGH Limited Partner) or Brookfield has a reasonable, good faith dispute with regard to any determinations, interpretations, calculations or adjustments of Oaktree, Atlas OCM or Brookfield other than with respect to the calculation of the Current Equity Value (which shall be addressed solely pursuant to Section 2.5), OCGH or Brookfield shall provide the other party with written notice of such good faith dispute (the “Notice of Dispute”), together with a reasonably detailed explanation of such dispute. Promptly upon the delivery of the Notice of Dispute (but no later than three (3) days), each of OCGH and Brookfield shall appoint a member of its senior management, and such members of senior management will negotiate in good faith and attempt to resolve such dispute; provided that if such members of senior management are unable to resolve such dispute within twenty (20) days following the delivery of the Notice of Dispute, then the members of senior management shall submit such dispute to arbitration in accordance with the procedure set forth in Section 5.11.
Section 2.4    Termination of Exchanges. At any time following the eighth (8th) anniversary of the Merger Closing Date, Brookfield may provide written notice to each OCGH

Limited Partner, pursuant to Section 5.1, of the termination of any Open Periods beginning no earlier than 36 months following the date of such notice.
Section 2.5    Delivery of Valuation.
(a)    Current Equity Value Calculation. As soon as reasonably practicable, but no later than sixty (60) days following the end of each calendar year (or ninety (90) days following the end of each of calendar years 2020 and 2021), Oaktree (which, solely for purposes of this Section 2.5, shall include Atlas OCM) shall prepare and deliver to Brookfield (or after the expiration of the Initial Period, to OCGH) (Brookfield, or after the expiration of the Initial Period, OCGH, the “Non-Control Party”, and OCGH, or, after the expiration of the Initial Period, Brookfield, the “Control Party”)) the consolidated audited financial statements of the OpCos prepared in accordance with GAAP, a calculation of each component of the Current Equity Value (other than clause (ii) of the definition thereof) for the immediately preceding calendar year and a bridge to GAAP for such components of the Current Equity Value Calculation that are non-GAAP, together with all of the components thereto (including all of the components of Total Equity Value), together with all reasonable supporting documentation (the “Current Equity Value Calculation”). Oaktree and its representatives shall make available or cause to be made available to the Non-Control Party and its representatives all work papers and other books and records used in preparing the Current Equity Value Calculation and provide reasonable access to members of its accounting and financial staff and outside auditors in connection with the Non-Control Party’s review thereof; provided, however, that the accountants of Oaktree shall not be obliged to make any work papers available to the Non-Control Party except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(b)    Dispute Notice. The Non-Control Party shall have 30 days following receipt of the Current Equity Value Calculation to notify the Control Party in writing (a “Dispute Notice”) of any dispute of any item, calculation or other matter contained in the Current Equity Value Calculation, including in the event that insufficient supporting documentation was delivered to the Non-Control Party, which Dispute Notice shall set forth a description of the items, calculations or matter disputed. If the Non-Control Party delivers a Dispute Notice during such 30 day period, then the items, calculations and other matters that are specified in such Dispute Notice shall be deemed in dispute and all other items, calculations and matters set forth in the Current Equity Value Calculation shall be final and binding. If the Non-Control Party fails to deliver a Dispute Notice to the Control Party within such 30 day period or if the Non-Control Party at any time during such 30 day period notifies the Control Party in writing that the Non-Control Party agrees with the Current Equity Value Calculation in its entirety (or any particular items, calculations or matters set forth in the Current Equity Value Calculation), then the Current Equity Value Calculation (or such item, calculation or matter, as applicable) shall become final and binding.
(c)    Valuation Dispute. In the event that the Non-Control Party delivers a Dispute Notice, then the Non-Control Party and the Control Party shall work in good faith to resolve the Non-Control Party’s objections set forth therein and the calculation of the Current Equity Value. In the event the Non-Control Party and the Control Party fail to agree on the Current Equity Value within thirty (30) days after delivery of the Dispute Notice, then the applicable disputed items shall be promptly referred for valuation to a nationally recognized valuation firm (which may be the valuation practice of a nationally-recognized investment bank or accounting firm) with experience valuating asset management firms (the “Valuation Firm”) which shall determine, no later than ninety (90) days following the expiration of the applicable Open Period, the computation of the items remaining in dispute and the resulting calculation of the Current Equity Value, in each case in accordance with the terms of this Agreement. In resolving any disputed item, the Valuation Firm (i) shall be bound by the Historic Principles and the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party and (iii) shall take into account only the Dispute Notice and the information and documents provided to the Valuation Firm by or on behalf of the Non-Control Party or the Control Party (i.e., not on the basis of independent review). The Valuation Firm shall consider only the disputed matters that were included in the Dispute Notice and that the Non-Control Party and the Control Party were unable to resolve. Neither the Non-Control Party nor the Control Party shall meet or have any conversations separately with the Valuation Firm (other than conversations limited to the submission of a request for documents or information by the Valuation Firm to such party) without the other party’s prior written consent. Each of the Non-Control Party and the Control Party may also furnish to the Valuation Firm such other information and documents as it deems relevant or such information and documents as may be requested by the Valuation Firm; provided, that it delivers a copy thereof substantially simultaneously to the other party. The aggregate fees, costs and expenses of the Valuation Firm shall be borne by the Oaktree Operating Group (provided that each party will bear their own legal fees with respect to any of the matters pursuant to this Section 2.5). During the review by the Valuation Firm, each party agrees that it will, and agrees to direct its independent accountants to, reasonably cooperate and assist in the calculation of the Current Equity Value Calculation and in the conduct of the review by the Valuation Firm of any proposed calculations of the Current Equity Value Calculation or the components thereof, including the Total Equity Value, and the making reasonably available to the extent necessary, of books, records, work papers and personnel; provided, however, that the accountants of Oaktree, the Control Party and the Non-Control Party shall not be obliged to make any work papers available to the Valuation Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. The Current Equity Value Calculation as determined by the Valuation Firm shall be final and binding on the parties hereto absent manifest error. For the avoidance of doubt, any disputes with respect to the Current Equity Value Calculation shall be resolved pursuant to the terms of this Section 2.5, to the exclusion of any other dispute resolution mechanism provided in this Agreement, including Sections 2.3 and 5.11. The Control Party and the Non-Control Party shall mutually agree on a Valuation Firm or absent such agreement, the Valuation Firm shall be selected through arbitration pursuant to Section 5.11. It is further understood and agreed that the Control Party shall cause Oaktree and Atlas OCM to comply with their obligations under this Agreement.
Section 2.6    Total Equity Value.
(a)    Acquisitions and Dispositions. With respect to any completed acquisition or disposition, OCGH and Brookfield agree to negotiate in good faith to adjust the Total Equity Value and the components thereof on a pro forma basis for (i) the preceding three year period to properly reflect the impact on (x) Base Fee Earnings and (y) Net Incentives Created or (ii) item “C” under the definition of “Total Equity Value”.
(b)    Consolidation of DL Capital or Other Investment Manager. This Agreement assumes that the Oaktree Group’s interest in DL Capital is a minority interest. In the event that the Oaktree Group’s interest in DL Capital or any other investment manager increases after the date hereof such that DL Capital or such other investment manager is consolidated in the financial statements of the OpCos or controlled by the Oaktree Group under applicable law, the parties hereto agree to negotiate in good faith to adjust the Total Equity Value and the components thereof on a pro forma basis for (i) the preceding three year period to properly reflect the impact on (x) Base Fee Earnings and (y) Net Incentives Created or (ii) item “C” under the definition of “Total Equity Value”.

(c)    LTIP. To the extent that, following the date hereof, OCGH issues additional OCGH Units in accordance with the OCGH Partnership Agreement that are not Exchangeable Units, then the parties hereto agree to negotiate in good faith to adjust the Total Equity Value and the components thereof.
Section 2.7    Post-Closing Consents and Amendments.
(a)    Formation of New Funds. With respect to each Company Fund formed during the Initial Period (and each Managed Account and sub-advisory relationship, the Investment Advisory Arrangement for which is entered into during the Initial Period), each Oaktree Group Member shall include in the partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement (including a side letter) of such Company Fund (or the Investment Advisory Arrangement for such Managed Account or sub-advisory relationship), provisions that (i) provide for the advance approval of the assignment (within the meaning of the Advisers Act) of the applicable Investment Advisory Arrangement to Brookfield or its Affiliates and (ii) other than with respect to Registered Funds, modify the definition of “affiliate” contained therein such that no affiliate of Oaktree, any OpCo, or its or their direct and indirect subsidiaries in respect of which an actual or virtual information barrier is in place, or in respect of which there is no coordination or consultation in respect of investment decisions (in each case, as determined by Oaktree in its discretion based on the relevant facts and circumstances applicable to each particular situation) shall be deemed to be an “affiliate” of Oaktree, any OpCo, or its or their direct and indirect subsidiaries for purposes of such governing agreement (or such Investment Advisory Arrangement) or otherwise provide that none of BN or any of its affiliates will be an “affiliate” of Oaktree, any OpCo, or its or their direct and indirect subsidiaries for purposes of such governing agreement (or such Investment Advisory Arrangement).
(b)    Required Amendments.
(i)    As soon as reasonably practicable following the Merger Closing Date, with respect to each Company Fund that does not require affirmative consent to approve amendments to such Company Fund’s partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement, the Oaktree Group shall amend such partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement of such Company Fund to include the Required Amendment.
(ii)    As soon as reasonably practicable following the Merger Closing Date, with respect to each Company Fund that requires affirmative consent to approve amendments to such Company Fund’s partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement, the Oaktree Group shall use reasonable best efforts to amend such partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement of such Company Fund to include the Required Amendment.
(iii)    As soon as reasonably practicable following the Merger Closing Date, with respect to each Managed Account or sub-advisory relationship for which a Negative Consent is not sufficient under the applicable Investment Advisory Arrangement for approval of an assignment (within the meaning of the Advisers Act) to Brookfield or its Affiliates, the Oaktree Group shall use reasonable best efforts to amend such Investment Advisory Arrangement of such Managed Account or such sub-advisory relationship to include the Required Amendment.

(iv)    Brookfield shall have the reasonable opportunity to review drafts of, and Oaktree shall obtain Brookfield’s prior written consent (such consent not to be unreasonably withheld) to the form and substance of (i) the Required Amendment and any related notice and consent form for any Company Fund, Managed Account or sub-advisory relationship, and (ii) the provisions required to be included in the partnership agreement, operating agreement, shareholders’ agreement or similar governing agreement for each Company Fund formed during the Initial Period (or, in the case of a new Managed Account or new sub-advisory relationship, included in its Investment Advisory Arrangement) as contemplated by Section 2.7(a) hereof; provided, that, if Oaktree has previously obtained Brookfield’s consent to the form and substance of a Required Amendment or the required provisions contemplated by this Section 2.7, Oaktree shall not be required to obtain Brookfield’s consent to subsequent amendments if the form and substance of such amendments and related notices and consent forms are substantially the same as the Required Amendment (or required provisions) and related notice and consent form previously reviewed and approved by Brookfield.
Section 2.8    Additional Payments. On each of the first (1st), second (2nd) and third (3rd) anniversary of the Merger Closing Date, Brookfield (on behalf of itself and on behalf of Oaktree LLC and Oaktree AIF) shall pay to OCGH as administrative agent on behalf of the limited partners of OCGH set forth in the books and records thereof (for the avoidance of doubt, regardless of whether they are a limited partner as of any applicable payment date) a cash payment of $66,000,000 in the aggregate (each such payment, an “Additional Payment”), which shall be allocated among such limited partners based on their percentage interests in such Additional Payment as determined by OCGH in its sole discretion; provided, that notwithstanding anything to the contrary in this Agreement, OCGH shall be permitted to offset any Additional Payment received on behalf of a Limited Partner by any Tax indemnity payments paid or payable by OCGH pursuant to the limited partnership agreement (or other organizational document) of an OpCo that are attributable to such Limited Partner to the extent such Tax indemnity payments did not reduce distributions to OCGH attributable to such Limited Partner or any other liabilities of OCGH that OCGH determines are attributable to such Limited Partner; provided, further, that nothing in this Agreement shall expand any obligations of OCGH to indemnify for Taxes pursuant to the limited partnership agreement (or other organizational document) of an OpCo. The parties agree that (x) a portion of each Additional Payment will be treated for U.S. federal (and applicable state and local) income Tax purposes as consideration for the exchange of OCGH Units on the Merger Closing Date and (y) a portion of each Additional Payment will be treated for U.S. federal (and applicable state and local) income Tax purposes as consideration for the future Exchanges following the Merger Closing Date (and any portion attributable to a future Exchange shall be treated as an open transaction for U.S. federal (and applicable state and local) income Tax purposes until such future Exchange occurs). The Additional Payments will be allocated between exchanges of OCGH Units on the Merger Closing Date and Exchanges after the Merger Closing Date in accordance with the methodology set forth in Exhibit I, whether or not future Exchanges occur in accordance with the timing assumptions reflected on Exhibit I. Prior to the first anniversary of the Merger Closing Date, OCGH may make one update to such allocation in a manner consistent with such methodology to take into account any updated information regarding the built-in gain of the limited partners as of the Merger Closing Date and will deliver an updated allocation schedule to Brookfield.
ARTICLE III

REPRESENTATIONS & WARRANTIES
Section 3.1    Representations and Warranties of Brookfield. Brookfield represents and warrants to each OCGH Limited Partner, as of each Exchange Date, as follows:

(a)    Existence and Power.
(i)    Brookfield is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or other applicable power and authority to enter into this Agreement and to perform its obligations hereunder. Brookfield has all requisite corporate or other applicable power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement.
(ii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect on Brookfield, Brookfield has been duly qualified as a foreign corporation or other entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect on Brookfield, each subsidiary of Brookfield (other than the OpCos and their subsidiaries) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.
(b)    Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by Brookfield and, in the case of the issuance of any Class A Shares upon any Exchange in accordance with the terms of this Agreement, by BN.  Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement is a valid and binding obligation of Brookfield, enforceable against Brookfield in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).
(c)    Valid Issuance of Class A Shares.  The Class A Shares to be issued in any Exchange have been duly authorized, and when issued in an Exchange, all such Class A Shares shall (i) be validly issued, fully paid, nonassessable and free of pre-emptive or similar rights, (ii) be issued to the applicable OCGH Limited Partners in a transaction registered under the Securities Act, (iii) be delivered without restrictive legends, via book-entry or, if so elected by the applicable OCGH Limited Partner, in certificated form or in street name, (iv) be listed on the New York Stock Exchange or NASDAQ and any other United States national securities exchange or Canadian securities exchange on which shares of the same class are then listed, (v) not be subject to any restriction on transfer imposed by any contractual obligation with BN, Brookfield or any of their Affiliates, other than the Registration Rights Agreement, (vi) not be subject to (and that BN reasonably believes at the Exchange Date will, continuously for the ten (10) consecutive Business Days immediately following the Exchange Date, remain free from) any restriction on transfer (including a Blackout Period) by the recipient thereof and (vii) if the applicable OCGH Limited Partner upon receipt of such Class A Shares holds Registrable Securities (as defined in the Registration Rights Agreement), resale of such Registrable Securities is covered by an effective registration statement that is Available (as defined in the Registration Rights Agreement); provided that if a Governmental Entity issues an order, decree, ruling or injunction to the effect that, or otherwise indicates verbally or in writing to BN or its counsel that, the Securities Act does not permit the registration of Class A Shares to be issued in an Exchange, then (x) the representation and warranty set forth in the foregoing clauses (ii) and (iii) shall not apply and (y) the foregoing clause (v) shall not fail to be true and correct in all respects solely due to (1) the existence of an agreement containing customary restrictions on transferring privately placed Class A Shares in violation of securities laws or (2) the inclusion of a restrictive legend on the Class A Shares. Each Exchanging LP to which Class A Shares are issued shall, upon issuance, have good and valid title thereto, free and clear of any liens (other than transfer restrictions under securities laws).
(d)    Non-Contravention/No Consents.  The execution, delivery and performance of the Agreement and the issuance of any Class A Share upon any Exchange in accordance with the terms of this Agreement does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, with respect to BN: (i) the organizational documents of BN, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon BN or any of its subsidiaries or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to BN or any of its subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, constitute a Material Adverse Effect on BN.  Assuming the accuracy of the representations of the other parties set forth herein, other than as have been obtained prior to the applicable Exchange Date, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of BN or any of its subsidiaries in connection with the issuance of any Class A Share upon any Exchange in accordance with the terms of this Agreement, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made would not, individually or in the aggregate, constitute a Material Adverse Effect on BN.
(e)    Brokers and Finders.  Brookfield has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees any of the other parties would be required to pay.
Section 3.2    Representations and Warranties of ExchangeCo. ExchangeCo represents and warrants to each OCGH Limited Partner, as of each Exchange Date, as follows:
(a)    Existence and Power.
(i)    ExchangeCo is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder. ExchangeCo has all requisite corporate or other applicable power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement.
(ii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect on ExchangeCo, ExchangeCo has been duly qualified as a foreign corporation or other entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect on ExchangeCo, each subsidiary of ExchangeCo has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.
(b)    Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the

Exchange as well as issuance of any ExchangeCo Unit upon any Exchange in accordance with the terms of this Agreement, have been duly authorized by all other necessary action on the part of ExchangeCo.  Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement is a valid and binding obligation of ExchangeCo, enforceable against ExchangeCo in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the Enforceability Exceptions.
(c)    Valid Issuance of ExchangeCo Units.  The ExchangeCo Units to be issued in any Exchange have been duly authorized, and when issued in an Exchange, all such ExchangeCo Units shall be validly issued, fully paid, nonassessable and free of pre-emptive or similar rights. Each Exchanging LP to which ExchangeCo Units are issued shall, upon issuance thereof, have good and valid title thereto, free and clear of any liens other than transfer restrictions set forth in the organizational documents of ExchangeCo and under securities laws).
(d)    Non-Contravention/No Consents.  The execution, delivery and performance of the Agreement and the issuance of any ExchangeCo Unit or underlying ExchangeCo Note upon any Exchange in accordance with the terms of this Agreement (the issuer thereof, an “Issuer”) does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the organizational documents of such Issuer, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon such Issuer or any of its subsidiaries, or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Issuer or any of its subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, constitute a Material Adverse Effect on such Issuer.  Assuming the accuracy of the representations of the other parties set forth herein, other than as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of such Issuer or any of its subsidiaries in connection with the applicable issuance upon any Exchange in accordance with the terms of this Agreement, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made would not, individually or in the aggregate, constitute a Material Adverse Effect on such Issuer.
(e)    Brokers and Finders.  ExchangeCo has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees any of the other parties would be required to pay.
Section 3.3    Representations and Warranties of OCGH. OCGH represents and warrants to Brookfield, as of the date of this Agreement, as follows:
(a)    Existence and Power.
(i)    OCGH is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder. OCGH has all requisite power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement.
(ii)    Except as would not, individually or in the aggregate, constitute a Material Adverse Effect on OCGH, OCGH has been duly qualified as a foreign corporation or other entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect on OCGH, each subsidiary of OCGH has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.
(b)    Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, have been duly authorized by all other necessary action on the part of OCGH.  Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement is a valid and binding obligation of OCGH, enforceable against OCGH in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the Enforceability Exceptions.
(c)    Non-Contravention/No Consents.  The execution, delivery and performance of the Agreement does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the organizational documents of OCGH, (ii) any credit agreement, mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon OCGH or any of its subsidiaries, or (iii) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to OCGH or any of its subsidiaries, other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, constitute a Material Adverse Effect on OCGH.  Assuming the accuracy of the representations of the other parties set forth herein, other than as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of OCGH or any of its subsidiaries in connection with any Exchange in accordance with the terms of this Agreement, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made would not, individually or in the aggregate, constitute a Material Adverse Effect on such Issuer.
(d)    Brokers and Finders.  OCGH has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees any of the other parties would be required to pay.
(e)    Accredited Investors. To the best of OCGH’s knowledge, each limited partner of OCGH that is a current employee of a member of the Oaktree Operating Group is an accredited investor (as defined in Rule 501 under Regulation D promulgated under the Securities Act).
ARTICLE IV

PROTECTIVE PROVISIONS
Section 4.1    Certain Events.
(a)    Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of any of the events set forth in clause (b) of this Section 4.1, the provisions set forth in this Section 4.1 shall apply. Brookfield shall provide OCGH with prompt written notice of the occurrence (or expected occurrence) of any of such events, and in any event within seven (7) Business Days of the occurrence thereof (and, in the case of any expected occurrence thereof, within seven (7) Business Days of the date on which Brookfield becomes aware or should have become aware of such expected occurrence thereof), in each case, specifying the nature and extent thereof and, if applicable, the corrective action taken or proposed to be taken with respect thereto.
(b)    In the case of a Competitor Acquisition Event or in the event of a Bankruptcy Event (collectively, a “Buyback Event”), OCGH shall be entitled to require the Brookfield Group, upon delivery of a written notice (a “Buyback Notice”) to Brookfield within 30 days following notice to OCGH of the occurrence of a Buyback Event, to promptly sell (or cause to be sold) all of the OpCo Units (other than Class P Preferred Units) that are directly or indirectly held by Brookfield Group Members (“Brookfield OpCo Units”) to OCGH or such other entity as designated by OCGH such that each of the OpCos would be wholly-owned, directly or indirectly, by OCGH and OEP (subject to any Class P Preferred Units directly or indirectly held by Brookfield Group Members) (the “Buyback Right”), which sale may, solely at the election of Brookfield and in lieu of transferring the OpCo Units of the Brookfield Group directly, include the disposition of the Brookfield Group’s interests in Oaktree and Atlas OCM; provided that the purchase price per Brookfield OpCo Unit to be purchased by OCGH or such other entity as may be designated by OCGH will be the Current Equity Value based on the year end immediately prior to the Buyback Event. The closing of such Buyback Event shall occur no later than the later of (x) 60 days following the receipt of any regulatory approvals required in connection with such Buyback Right and (y) 60 days following the delivery of a Buyback Notice.
ARTICLE V

MISCELLANEOUS
Section 5.1    Notices. Any notice to any Service Partner that is required or permitted hereunder to be given to such Service Partner shall be in writing and shall be delivered to such Service Partner at the principal office of OCGH or at such other place where such Service Partner may be found. Any notice to a Service Partner which is delivered to the principal office of OCGH when such Service Partner is absent from the office shall, if reasonable efforts have been made to deliver it to him or her elsewhere, be deemed delivered to him or her on the next succeeding Business Day, if he or she does not actually receive such notice sooner. Any notice to any OCGH Limited Partner who is not a Service Partner that is required or permitted hereunder to be given to such OCGH Limited Partner shall be in writing and shall be delivered to such OCGH Limited Partner at the address or facsimile number of such OCGH Limited Partner shown on the register of OCGH. Any notice to OCGH or the General Partner required or permitted hereunder to be given to OCGH or the General Partner shall be in writing and shall be delivered to OCGH or the General Partner at the principal office of OCGH. Any notice to Oaktree or Atlas OCM required or permitted hereunder to be given to Oaktree or Atlas OCM shall be in writing and shall be delivered to Oaktree or Atlas OCM, as applicable, at the principal office of Oaktree. Any notice to Brookfield shall be in writing and shall be delivered to Brookfield at the principal office of Brookfield. A written notice may be delivered by facsimile or electronic transmission.
Section 5.2    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever in this Agreement or any other agreement contemplated hereby or otherwise a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, then, to the fullest extent permitted by law, such Person may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other Person (other than a duty to act in good faith) and (ii) under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standard. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to “days” are to calendar days; provided, however, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Section 5.3    Joinder.
(a)    The General Partner shall (unless determined otherwise by the General Partner in its sole discretion) cause each OCGH Limited Partner and each Person receiving an award of OCGH equity under any Oaktree or Atlas OCM ownership plan to be joined as a party to this Agreement by either (i) executing a counterpart to this Agreement or (ii) otherwise agreeing to be bound by all of the terms of this Agreement, in either case for so long as such Person remains a limited partner of OCGH or holds an equity award.
(b)    Any joinder of parties to this Agreement permitted or required by this Section 5.3 shall be effective notwithstanding Section 5.12.
Section 5.4    Transaction Expenses. Except to the extent as otherwise provided in this Agreement or any Ancillary Agreement, all expenses incurred in connection with the Exchange, including fees and disbursements of counsel to Brookfield and OCGH, will be borne by Oaktree; provided, however, that all fees and expenses resulting from a registration under the Securities Act of 1933, as amended, will be borne by Brookfield, including all printing expenses, fees and disbursements of counsel to Brookfield and OCGH, the fees of independent certified accountants and the expenses of qualifying Class A Shares under blue sky laws; provided, further, that counsel fees and disbursements resulting from services to an OCGH Limited Partner in his or her personal capacity will be borne by such OCGH Limited Partner.
Section 5.5    Reserved.
Section 5.6    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, if the economic and legal substance of the arrangements contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such a determination, OCGH and Oaktree shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

Section 5.7    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
Section 5.8    Entire Agreement; Third Party Beneficiaries. This Agreement and the OCGH Partnership Agreement collectively constitute the entire agreement and supersede all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof; provided, that in the event of a conflict between this Agreement and the OCGH Partnership Agreement, the OCGH Partnership Agreement shall control; provided, further, that nothing herein shall be deemed to supersede any bona fide, ordinary course securities trading policy or other agreement binding on a Founding Co-Chairman in connection with his service as a member of the board of directors of BN. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.
Section 5.9    Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein. In the event that the Closing would reasonably be expected to be delayed as a result of an injunction, restraining order or decree of any nature of any Governmental Entity, then the parties hereto shall use their reasonable best efforts to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, restraining order or decree so as to permit the Closing to occur as promptly as practicable; provided that in no event shall any party hereto be forced to litigate with, or bring any claim against, a Governmental Entity to accomplish the same.
Section 5.10    Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided, that the enforceability of Section 5.11 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of Delaware.
Section 5.11    Arbitration of Disputes.
(a)    Except as provided in Section 2.5, any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) OCGH, (ii) any OCGH Limited Partner’s rights and obligations hereunder, (iii) the validity or scope of any provision of this Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 5.11 and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. A party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in Section 5.1. The arbitration shall take place in Wilmington, Delaware, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties to the arbitration shall cooperate with JAMS and with each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the laws of the State of Delaware; provided, that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from JAMS’ panel of neutrals with experience in adjudicating matters under the laws of the State of Delaware. The parties to the arbitration shall participate in the arbitration in good faith. Each party to the arbitration shall pay those costs, if any, of arbitration that it must pay to cause this Section 5.11 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.
(b)    No party to an arbitration shall be entitled to undertake discovery in the arbitration; provided, that, if discovery is required by applicable law, discovery shall not exceed (i) one witness deposition plus the depositions of any expert designated by the other party or parties, (ii) two interrogatories, (iii) ten document requests and (iv) ten requests for admissions; provided, further, that additional discovery may be permitted to the extent such additional discovery is required by applicable law for this Section 5.11 to be enforceable. The arbitrator shall have no power to modify any of the provisions of this Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.
(c)    The provisions of this Section 5.11 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 5.11 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.
(d)    The details of any arbitration pursuant to this Section 5.11, including the existence and/or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable law or legal process; provided, further, that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 5.11 and who are obligated to keep such information confidential to the same extent as such party. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
(e)    For the avoidance of doubt, (i) any arbitration pursuant to this Section 5.11 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Section 5.11 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between parties to this Agreement that do not arise out of or relate to this Agreement.
Section 5.12    Amendments; Waivers.
(a)    This Agreement may be amended, modified or waived at any time in writing by agreement of Brookfield, Oaktree and OCGH without the approval or consent of any other party; provided, that if any such amendment, modification or waiver would adversely affect in any material respect any OCGH Limited Partner relative to all OCGH Limited Partners collectively as a group, such amendment, modification, or waiver shall also require the written consent of the OCGH Limited Partners holding a majority of the Percentage Interests held by the OCGH Limited Partners so adversely affected.
(b)    No waiver by any party hereto of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party hereto to exercise any right hereunder in any manner impair the exercise of any such right accruing to it, him or her thereafter. Any default hereunder by a party hereto shall not excuse any obligation of any other party.
Section 5.13    Assignment. Except as may be provided in the OCGH Partnership Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of Brookfield, Oaktree and OCGH. Any assignment in violation of the foregoing shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.
Section 5.14    Tax Treatment. To the extent this Agreement imposes obligations upon a particular OpCo or its general partner, this Agreement shall be treated as part of the partnership agreement of such OpCo as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. Unless otherwise required by the Code and the Treasury Regulations, for U.S. federal income tax purposes: (i) the parties shall report (A) an Exchange of Cash/Share/Note Exchange Units consummated hereunder as a taxable sale of OCGH Units by an OCGH Limited Partner to Brookfield; (B) an Exchange of ExchangeCo Exchange Units consummated hereunder (and any distributions on the ExchangeCo Units received in such Exchange) as distributions under Section 731 of the Code and (C) any redemption pursuant to Section 2.1(d) hereof as a redemption of Brookfield’s entire interest in OCGH and (ii) no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority.
Section 5.15    Interference.
(a)    Each Service Partner hereby agrees that for so long as the Service Partner provides services to an Oaktree Group Member, and for two years after the Service Partner ceases to provide such services for any reason, such Service Partner shall not directly or indirectly (i) solicit any customer or client of the Oaktree Group for a Competitive Business; provided that the foregoing clause (i) shall not be deemed to prohibit such Service Partner from participating in the normal marketing efforts of a Competitive Business, so long as such Service Partner does not solicit any client or customer known to such Service Partner as a result of his or her provision of services to an Oaktree Group Member to be a client or customer of the Oaktree Group, other than clients or customers of the Oaktree Group that, as of the date the Service Partner ceases to provide services to an Oaktree Group Member, are bona fide pre-existing clients or customers of such Competitive Business, (ii) induce or attempt to induce any employee of the Oaktree Group to leave the Oaktree Group or in any way interfere with the relationship between the Oaktree Group and any employee thereof or (iii) hire, engage, employ, retain or otherwise enter into any business affiliation with any person who was an employee of the Oaktree Group at any time during the twelve-month period prior to the date a Service Partner ceases to provide services to the Oaktree Group.

(b)    Each Service Partner hereby agrees that for so long as the Service Partner provides services to an Oaktree Group Member and for the duration of the Restricted Period (as defined in the OCGH Partnership Agreement), the Service Partner shall not directly or indirectly:
(i)    in any geographic location or area anywhere in the United States of America or any other country where an Oaktree Group Member conducts business, engage in a Competitive Business; or
(ii)    invest in, own, manage, operate, finance, control, render services or participate (whether as an employee, consultant, independent contractor, officer, director, agent, security holder, creditor, or otherwise) in the ownership, management, operation, financing, or control of, or have any interest in, or be employed by, or be associated with or in any manner connected with, or render services, advice or aid to, or guarantee the obligations of, any Person that engages in or proposes to engage in a Competitive Business;
provided, in each case, that (x) nothing herein shall prohibit a Service Partner from being a passive owner of not more than one percent of the outstanding stock of any class of securities of a corporation or entity engaged in such business which is publicly traded so long as such Service Partner has no participation in the business of such corporation or entity (other than the exercise of his or her shareholder voting rights) and (y) nothing herein shall prohibit a Service Partner from engaging in any of the foregoing activities in respect of, or on behalf of, the Brookfield Group.
Section 5.16    Contra Proferentem. In the event any claim is made by any party hereto relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its, his or her counsel.
Section 5.17    Brookfield Corporation.
(a)    Section 16 Matters. BN will take such further actions as it determines in its discretion are required to cause any Exchange and all transactions related thereto or contemplated by this Agreement, directly or indirectly, by officers or directors of BN (including “directors by deputization”) to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 thereunder, if such persons are subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the equity securities of BN.
(b)    Delivery of Class A Shares. On each Exchange Date for which Brookfield has determined to pay or cause the Exchange Consideration to be paid in the form of Class A Shares, BN will issue and deliver the requisite number of Class A Shares to the applicable OCGH Limited Partners, as contemplated by this Agreement, including Section 3.1(c).
Section 5.18    Atlas Topco. Upon the execution and delivery of this Agreement, Atlas Top LLC is substituted as “Brookfield” in the stead of Atlas Holdings, LLC. All obligations and liabilities of Atlas Holdings, LLC arising out of or in respect of the Third Amended Agreement (including in respect of any breach thereof) are hereby assumed by, and agreed to be performed by, Atlas Top LLC.
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IN WITNESS WHEREOF, the parties have caused the Third Amended Agreement to be amended and restated by this Agreement, which is duly executed and delivered pursuant to Section 5.12 of the Third Amended Agreement and binding upon all of the parties to the Third Amended Agreement, all as of the date first set forth above.
ATLAS TOP LLC
By:      /s/ Kunal Dusad
        Name: Kunal Dusad
        Title: Secretary
OAKTREE CAPITAL GROUP, LLC

By:     /s/ Richard Ting
        Name: Richard Ting
        Title: Managing Director, Associate General
Counsel

By:     /s/ Jeffrey Joseph
        Name: Jeffrey Joseph
        Title: Managing Director
OAKTREE CAPITAL GROUP HOLDINGS, L.P.
By:        OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, its General Partner

        By:     /s/ Richard Ting
            Name: Richard Ting
            Title: Managing Director, Associate
General Counsel and Assistant
Secretary

        By:     /s/ Jeffrey Joseph
            Name: Jeffrey Joseph
            Title: Managing Director

Exhibit A

Extraordinary Items

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit B

Illustrative calculation of the Current Equity Value, as at December 31, 2018

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit C

Form of Atlas Note Purchase Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit D

Form of ExchangeCo Note Purchase Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit E

Registration Rights Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit F

Form of Call Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit G

Form of Put Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit H

Closed-End Funds

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Exhibit I

Additional Payment Allocation

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.